Exhibit 10(a)

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          AMENDED AND RESTATED COMMERCIAL LOAN AND SECURITY AGREEMENT

                                  by and among

                             TRANS-LUX CORPORATION
                                (the "Borrower")

                                      and

                                 PEOPLE'S BANK
                                 (the "Lender")

                               December 23, 2004
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

                               TABLE OF CONTENTS
                                                                           Page
    ARTICLE 1 DEFINITIONS AND ACCOUNTING TERMS                                1
        Section 1.1     Defined Terms                                         1
        Section 1.2     Terms Generally                                      21

    ARTICLE 2 AMOUNTS AND TERMS OF THE LOANS                                 21
        A.              THE LOANS                                            21
        Section 2.1     Revolving Loan                                       21
        Section 2.2     Term Loan                                            23
        Section 2.3     Line of Credit                                       24
        Section 2.4     Conversion to the Converted Term Loan                25
        Section 2.5     Interest Provisions                                  26
        Section 2.6     Notice and Manner of Borrowing; Conversion or
                        Continuation of Interest Rate                        27
        Section 2.7     Excess Advances                                      28
        B.              CERTAIN GENERAL PROVISIONS                           29
        Section 2.8     Taxes                                                29
        Section 2.9     Computations                                         30
        Section 2.10    Additional Payments                                  30
        Section 2.11    Capital Adequacy                                     31
        Section 2.12    Illegality                                           32
        Section 2.13    Certificate; Protection                              32
        Section 2.14    Obligations Absolute                                 32
        C.              MISCELLANEOUS                                        33
        Section 2.15    Use of Proceeds                                      33
        Section 2.16    Termination                                          33
        Section 2.17    Indemnification                                      33
        Section 2.18    Termination of Revolving Loans                       33
        Section 2.19    Mandatory Prepayment                                 33
        D.              LETTERS OF CREDIT                                    34
        Section 2.20    Letters of Credit                                    34

    ARTICLE 3 CONDITIONS PRECEDENT                                           36
        Section 3.1     Conditions Precedent to Effectiveness                36
        Section 3.2     Conditions Precedent to All Revolving Loans          38
        Section 3.3     Conditions Precedent to All Line of Credit Loans     39

    ARTICLE 4 REPRESENTATIONS AND WARRANTIES                                 40
        Section 4.1     Incorporation, Good Standing, and Due Qualification  40
        Section 4.2     Corporate Power and Authority                        40
        Section 4.3     Legally Enforceable Agreement                        40
        Section 4.4     Financial Statements and Condition; Full Disclosure. 40
        Section 4.5     Other Agreements; No Default                         41
        Section 4.6     Litigation                                           41
        Section 4.7     No Defaults on Outstanding Judgments or Orders       42

        Section 4.8     Ownership and Liens                                  42
        Section 4.9     Subsidiaries                                         42
        Section 4.10    Operation of Business                                42
        Section 4.11    Taxes                                                42
        Section 4.12    Indebtedness                                         42
        Section 4.13    Capital Stock                                        43
        Section 4.14    Margin Securities                                    43
        Section 4.15    Fiscal Year                                          43
        Section 4.16    No Broker's Fees                                     43
        Section 4.17    Governmental Consents and Regulatory Approvals       43
        Section 4.18    Eligible Accounts Receivable                         43
        Section 4.19    Eligible Inventory                                   43
        Section 4.20    Environmental Compliance                             44
        Section 4.21    Compliance with Laws                                 44
        Section 4.22    Events of Default                                    44
        Section 4.23    Union Contracts                                      44
        Section 4.24    ERISA                                                44
        Section 4.25    Offices                                              45

    ARTICLE 5 AFFIRMATIVE COVENANTS                                          45
        Section 5.1     Maintenance of Existence                             45
        Section 5.2     Maintenance of Records                               45
        Section 5.3     Maintenance of Properties                            45
        Section 5.4     Conduct of Business                                  45
        Section 5.5     Maintenance of Insurance                             45
        Section 5.6     Compliance With Laws                                 46
        Section 5.7     Right of Inspection                                  46
        Section 5.8     Reporting Requirements                               46
        Section 5.9     Collateral                                           47
        Section 5.10    Defend Collateral                                    48
        Section 5.11    Operating Accounts                                   48
        Section 5.12    Permitted Acquisitions                               48
        Section 5.13    Notice of Certain Events                             49
        Section 5.14    Audit by Lender                                      50
        Section 5.15    Payment of Principal Interest and Fees               50
        Section 5.16    Transaction Expenses                                 50
        Section 5.17    Additional Guarantors                                50

    ARTICLE 6 NEGATIVE COVENANTS                                             50
        Section 6.1     Liens                                                50
        Section 6.2     Debt                                                 51
        Section 6.3     Mergers, Etc                                         51
        Section 6.4     Leases                                               51
        Section 6.5     Sale and Leaseback                                   52
        Section 6.6     Sale of Assets                                       52
        Section 6.7     Contingent Liabilities                               52
        Section 6.8     Subsidiaries                                         52

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        Section 6.9     Fiscal Year                                          52
        Section 6.10    Accounting Methods                                   52
        Section 6.11    Inventory Locations                                  52
        Section 6.12    Name Changes                                         52
        Section 6.13    Prohibited Transfers                                 52
        Section 6.14    Jurisdiction                                         53

    ARTICLE 7 FINANCIAL COVENANTS                                            53
        Section 7.1     Minimum Fixed Charge Coverage Ratio                  53
        Section 7.2     Minimum Tangible Net Worth                           53
        Section 7.3     Maximum Leverage Ratio                               53
        Section 7.4     Loan-to-Value Ratio                                  53
        Section 7.5     Certain Financial Terms                              53

    ARTICLE 8 GRANT OF COLLATERAL                                            55
        Section 8.1     Grant of Security Interest                           55
        Section 8.2     Lender's Rights                                      56
        Section 8.3     Lender's Appointment as Attorney-in-fact             57
        Section 8.4     Other Collateral Rights and Obligations of Borrower  57
        Section 8.5     Continuous Security Interest                         60

    ARTICLE 9 EVENTS OF DEFAULT                                              61
        Section 9.1     Events of Default                                    61

    ARTICLE 10 GENERAL PROVISIONS                                            63
        Section 10.1    Amendments                                           63
        Section 10.2    Notices                                              63
        Section 10.3    No Waiver; Remedies                                  64
        Section 10.4    Successors and Assigns.                              64
        Section 10.5    Costs, Expenses, and Taxes; Indemnification          66
        Section 10.6    Right of Setoff                                      67
        Section 10.7    Cross-Collateralization                              67
        Section 10.8    Governing Law; Jurisdiction                          67
        Section 10.9    Entire Agreement; Severability of Provisions         68
        Section 10.10   Estoppel Certificates                                69
        Section 10.11   Waiver of Jury Trial and Consequential Damages       69
        Section 10.12   Replacement of the Note                              70
        Section 10.13   Survival of Representations and Warranties           70
        Section 10.14   Further Assurances                                   70
        Section 10.15   Construction                                         70
        Section 10.16   Captions                                             70
        Section 10.17   Counterparts                                         70
        Section 10.18   Maximum Rate of Interest                             71
        Section 10.19   Domicile of Loans                                    71
        Section 10.20   Confidentiality                                      71
        Section 10.21   Amendment and Restatement                            72

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        Exhibit A --    Replacement Commercial Revolving Loan Promissory Note
        Exhibit B --    Replacement Term Loan Promissory Note
        Exhibit C --    Line of Credit Promissory Note
        Exhibit D --    Converted Term Note
        Exhibit E --    Certificate of Compliance
        Exhibit F --    Unlimited Guaranty
        Exhibit G --    Borrowing Base Certificate
        Exhibit H --    Power of Attorney

        Schedule 1              Guarantors
        Schedule 4.4(b) Solvency of Certain Guarantors
        Schedule 4.4(c) Outstanding Debt of Borrower and Guarantors
        Schedule 4.6    Litigation
        Schedule 4.8    Liens
        Schedule 4.9    Subsidiaries
        Schedule 4.13   Capital Stock of Guarantors
        Schedule 4.20   Environmental Compliance
        Schedule 4.23   Union Contracts
        Schedule 4.24   ERISA
        Schedule 4.25   Offices
        Schedule 6.1(e) Permitted Liens
        Schedule 6.4    Leases
        Schedule 6.6    Sale of Assets
        Schedule 6.7    Contingent Liabilities
        Schedule 9.1(5) Waived Indebtedness

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    THIS AMENDED AND RESTATED COMMERCIAL LOAN AND SECURITY AGREEMENT (the
"Agreement"), dated December 23, 2004 is entered into by and among TRANS-LUX CORPORATION, a Delaware corporation (the "Borrower") and PEOPLE'S BANK (the "Lender").

    WHEREAS, reference is made to that certain Commercial Loan and Security Agreement among the Borrower the Lender, The Bank of New York ("BNY", and together with the Lender, the "Existing Lenders") and People's Bank, as Agent for itself and The Bank of New York dated February 12, 2003, as the same was amended from time to time (as amended, the "Existing LSA") pursuant to which the Existing Lenders extended to the Borrower a certain: (i) $7,000,000 Term Loan (the "Existing Term Loan A"); (ii) $10,000,000 Term Loan (the "Existing Term Loan B"); and (iii) $5,000,000 Revolving Loan Facility (the "Existing Revolving Loan Facility", and together with the Existing Term Loan A and the Existing Term Loan B, the "Existing Loans") and

    WHEREAS, the Borrower has requested that the Existing Lenders permit the Borrower to re-finance, amend and restate the Existing Loans to make available to the Borrower (i) a term loan facility in an aggregate maximum principal amount of Ten Million Dollars ($10,000,000) (the "Term Loan") the proceeds of which will be used by the Borrower to repay in full the Existing Term Loan A and the Existing Term Loan B, (ii) a non-restoring line of credit in the principal amount of up to $6,150,000 (the "Line of Credit") the proceeds of which will be used by the Borrower to provide funding to purchase/repay 50% of the Subordinated Notes (as hereinafter defined), and (iii) a revolving loan facility in a principal amount of up to Five Million Dollars ($5,000,000) of which up to Two Million Five Hundred Thousand Dollars ($2,500,000) may be used for the issuance of commercial letters of credit (the "Revolving Loan Facility" and together with the Term Loan and the Line of Credit, the "Facilities"); and

    WHEREAS, in connection with the above requests, all amounts due and owing to BNY under the Existing Loans will be repaid in full and BNY shall not be a lender under any of the Facilities; and

    WHEREAS, Lender is willing to make the Facilities available to the Borrower upon the terms and conditions set forth herein.

    NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower and Lender hereby agree as follows:

                                   ARTICLE 1


                        DEFINITIONS AND ACCOUNTING TERMS

    Section 1.1 Defined Terms. The following capitalized terms are used in this Agreement with the respective meanings set forth in this Section 1.1. Terms defined in the singular shall have the same meaning when used in the plural, and vice versa.

    "Account Debtor" means any Person who is or may become obligated to the Borrower or any of the Secured Guarantors under, with respect to, or on account of, an Account, Chattel Paper or General Intangible (including a Payment Intangible).

    "Accounts" means all "accounts," as such term is defined in the Code, now owned or hereafter acquired by the Borrower or any of the Secured Guarantors.

    "Affiliate" means (i) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, fifty percent (50%) or more of the Stock having ordinary voting power for the election of directors of the Borrower; (ii) each Person that controls, is controlled by or is under common control with the Borrower or any other Affiliate; or (iii) each of the Borrower's officers, directors, joint venturers and partners. For the purpose of this definition, "control" of the Borrower shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

    "Agreement" means this Amended and Restated Commercial Loan and Security Agreement, as amended, supplemented, or modified and in effect from time to time.

    "Available Amount" means the maximum aggregate amount from time to time that beneficiaries may draw under outstanding Letters of Credit, as such aggregate amount may be reduced from time to time pursuant to the terms of the Letters of Credit.

    "Base Rate" means the interest rate announced by People's from time to time as its prime rate applicable to commercial borrowers and may not be People's lowest or most favorable rate.

    "Base Rate Loan" means any Revolving Loan or principal portion of any other Loan that bears interest with reference to the Base Rate.

    "BNY" has the meaning set forth in the first WHEREAS clause to this Agreement.

    "Books and Records" means all books, records, board minutes, Contracts, licenses, insurance policies, environmental audits, business plans, files, computer files, computer discs and other data and Software storage and media devices, accounting books and records, financial statements (accrual and pro forma), filings with Governmental Authorities and any and all records and instruments relating to the Collateral, the collateral covered by the Guarantor Security Agreement, the Borrower's or any Secured Guarantor's business.

    "Borrower" means Trans-Lux Corporation, a Delaware corporation.

    "Borrowing Base" means, at the relevant time of reference, the amount which is equal to the lesser of: (i) the sum of (A) 85% of the net amount of Eligible Accounts Receivable outstanding at such date, plus (B) the lesser of (x) 33% of the value of Eligible Inventory at such date calculated on the basis of the lower of cost or book value and on a first-in, first-out basis, and (y) $1,500,000 and (ii) the Revolving Loan Commitment. For purposes hereof, the net amount of Eligible Accounts Receivable at any time shall be the face amount of such Eligible Accounts Receivable less any and all accounts receivable chargebacks, returns, rebates, discounts, credits, allowances or excise taxes of any nature at any time issued, owing, claimed by

Account Debtors, granted, outstanding or payable in connection with such Accounts at such time.

    "Borrowing Base Certificate" means a Borrowing Base Certificate in the form of Exhibit G hereto.

    "Business Day" means a day other than a Saturday, Sunday, or other day on which banks in the States of Connecticut or New York are required or authorized by law to be closed provided, however, that when used in connection with a LIBOR Rate Loan, the term shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.

    "Capital Assets" has the meaning set forth in Section 7.5(a).

    "Capital Expenditure Financing" has the meaning set forth in Section 7.5(c).

    "Capital Expenditures" has the meaning set forth in Section 7.5(b).

    "Capital Lease" means any lease of any property (whether real, personal or mixed) by the Borrower or any Guarantor as lessee that, in accordance with GAAP, either would be required to be classified and accounted for as a capital lease on a balance sheet of the Borrower or such Guarantor or otherwise would be disclosed as such in a note to such balance sheet.

    "Capital Lease Obligation" means, with respect to any Capital Lease, the amount of the obligation of the lessee thereunder that, in accordance with GAAP, would appear on a balance sheet of such lessee in respect of such Capital Lease or otherwise be disclosed in a note to such balance sheet.

    "Certificate of Compliance" means a certificate in the form of Exhibit E attached hereto.

    "Certificated Security" means a "certificated security" as such term is defined in the Code, now owned or hereafter acquired by the Borrower, wherever located.

    "Change of Control" means the merger, consolidation or acquisition of the Borrower by or with a Person not a Subsidiary.

    "Charges" means all federal, state, county, city, municipal, local, foreign or other governmental taxes (including, without limitation, taxes owed to PBGC at the time due and payable), levies, assessments, charges, liens, claims or encumbrances upon or relating to (i) the Collateral, (ii) the Obligations, (iii) the employees, payroll, income or gross receipts of the Borrower, (iv) the Borrower's ownership or use of any of its assets, or (v) any other aspect of the Borrower's business.

    "Chattel Paper" means all "chattel paper," as such term is defined in the Code, now owned or hereafter acquired by the Borrower, wherever located.

    "Closing Date" means the Business Day on which the conditions precedent set forth in Article 3 have been satisfied or waived.

    "Code" means the Uniform Commercial Code as the same may, from time to time, be in effect in the State of Connecticut; provided, that in the event that the Code is used to define any term herein or in any other Loan Document and such term is defined differently in different Articles of the Code, the definition of such term contained in Article 9 shall govern; provided further that, in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, the Lender's Lien on any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of Connecticut, the term "Code" shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provision of this Agreement relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

    "Collateral" has the meaning set forth in Article 8.

    "Commitment Fees" means: (i) the non-refundable commitment fee in the amount of $35,000 payable by the Borrower to the Lender with respect to the Term Loan; and (ii) the non- refundable commitment fee in the amount of $30,750 payable by the Borrower to the Lender with respect to the Line of Credit of which $32,875 has been paid prior to the date hereof.

    "Commitments" means the Revolving Loan Commitment and the Line of Credit Commitment.

    "Commodity Account" means a "commodity account", as such term is defined in the Code, now owned or hereafter held in the name of the Borrower, wherever located.

    "Commodity Contract" means a "commodity contract," as such term is defined in the Code, now owned or hereafter acquired by the Borrower.

    "Contaminant" means any pollutants, hazardous or toxic substances or wastes or contaminated materials including but not limited to oil and oil products, asbestos, asbestos containing materials, urea formaldehyde foam insulation, transformers or other equipment which contain dielectric fluid containing levels of polychlorinated biphenyls, flammables, explosives, radioactive materials, laboratory wastes, biohazardous wastes, chemicals, elements, compounds or any other materials and substances (including materials, substances or things which are composed of or which have as constituents any of the foregoing substances), which are or may be subject to regulation under, or the Release of which or exposure to which is prohibited, limited or regulated under, any Environmental Law.

    "Contracts" means all the contracts, undertakings, or agreements (other than rights evidenced by Chattel Paper, Documents or Instruments) in or under which the Borrower may now or hereafter have any right, title or interest, including any agreement relating to the terms of payment or the terms of performance of any Account.

    "Conversion Date" means December 31, 2006.

    "Converted Term Loan" means all Line of Credit Loans outstanding on the Conversion Date which shall be converted to a term loan in accordance with and subject to the terms of Section 2.4(a) hereof.

    "Converted Term Note" has the meaning set forth in Section 2.4(b).

    "Copyright License" means rights under any written agreement now owned or hereafter acquired by the Borrower granting the right to use any Copyright or Copyright registration.

    "Copyrights" means all of the following now owned or hereafter acquired by the Borrower: (i) all copyrights in any original work of authorship fixed in any tangible medium of expression, now known or later developed, all registrations and applications for registration of any such copyrights in the United States or any other country, including registrations, recordings and applications, and supplemental registrations, recordings, and applications in the United States Copyright Office; and (ii) all Proceeds of the foregoing, including license royalties and proceeds of infringement suits, the right to sue for past, present and future infringements, all rights corresponding thereto throughout the world and all renewals and extensions thereof.

    "Current Borrowing Base Certificate" means a Borrowing Base Certificate dated within thirty (30) days prior to a Revolving Loan Borrowing Request.

    "Current Maturities of Long-Term Debt" has the meaning set forth in Section 7.5(d).

    "Debt" means all Indebtedness, liabilities and Obligations arising under and in any way related to the financing accommodations set forth in this Agreement including, without limitation, the Indebtedness evidenced by the Notes and in respect of or in connection with the Letters of Credit.

    "Default" means an event or condition the occurrence or existence of which, with the lapse of time or the giving of a required notice, or both, would become an Event of Default.

    "Default Rate" means, with respect to any Loan, that rate of interest that is equal to the sum of two percent (2%) plus the rate of interest otherwise applicable to such Loan under the terms of this Agreement.

    "Deposit Accounts" means all "deposit accounts" as such term is defined in the Code, now or hereafter held in the name of the Borrower.

    "Documents" means all "documents," as such term is defined in the Code, now owned or hereafter acquired by the Borrower, wherever located.

    "Dollar" and the sign "$" mean lawful money of the United States of America.

    "EBITDA" has the meaning set forth in Section 7.5(e).

    "Electronic Chattel Paper" means all "electronic chattel paper" as such term is defined in the Code, now owned or hereafter acquired by the Borrower, wherever located.

    "Eligible Accounts Receivable" means, at the time of calculation, bona fide outstanding Accounts, in which the Lender has a first priority perfected security interest, and which individually satisfy all of the following requirements:

    (A) It is owing to the Borrower or any of the Secured Guarantors, and is subject to a validly perfected security interest in favor of the Lender having priority over any and all other liens or encumbrances thereon;

    (B) It arises from the sale or lease of goods by the Borrower or any of the Secured Guarantors or the rendering of services by the Borrower or any of the Secured Guarantors which have been shipped or delivered or billed on account to an Account Debtor on an absolute sale basis and not on consignment, or on a sale or return basis or subject to any other repurchase or return agreement; provided, that in any case (i) no part of the subject goods or services has been returned, rejected, lost or damaged, and (ii) the Account Debtor is not insolvent or the subject of any bankruptcy or insolvency proceeding of any kind;

    (C) It is a valid, legally enforceable obligation of the Account Debtor thereunder and is not and may not become subject to any offset, counterclaim or, in the reasonable good faith opinion of the Lender, contra or other defense on the part of such Account Debtor or to any claim on the part of such Account Debtor denying liability thereunder; provided, however, that if it is subject to any such offset, defense, or claim, it shall be ineligible to the extent of such offset, defense or claim;

    (D) It is subject to no lien or security interest whatsoever (including purchase money security interests), except for the security interest of the Lender hereunder and liens or security interests which have been expressly subordinated to the security interest of the Lender on terms satisfactory to the Lender and pursuant to documentation in form and substance satisfactory to the Lender;

    (E) It is evidenced by an invoice or other proof of delivery in form reasonably acceptable to the Lender;

    (F) Except as specifically approved in writing by the Lender, it has not remained unpaid for a period exceeding ninety (90) days after the date of invoice;

    (G) It is not owing from an Account Debtor from whom twenty-five percent (25%) or more of the amounts owing to the Borrower or any Secured Guarantor exceed $50,000, and have remained unpaid for a period exceeding ninety (90) days from the date of invoice;

    (H) It does not arise out of transactions with an employee, officer, director, Affiliate, or Subsidiary of the Borrower;

    (I) It is not owing from an Account Debtor located outside the United States or in any jurisdiction in which the Borrower or any of the Secured Guarantors has not complied with any laws which might restrict the ability of the Borrower or such Secured Guarantor to collect such Accounts;

    (J) It does not arise from a contract containing a prohibition against assigning or granting a security interest therein; and

    (K) It is denominated in Dollars.

    With respect to the Accounts, the Borrower warrants and represents to Lender that, unless otherwise indicated in writing by the Borrower or any of the Secured Guarantors: (A) they are genuine, are in all respects what they purport to be, are not evidenced by a judgment and are only evidenced by one, if any, executed original instrument, agreement, contract or document, which has been delivered to the Lender; (B) they represent bona fide transactions in accordance with the terms and provisions contained in any documents related thereto; (C) the amounts of the face value shown on any schedule of accounts or accounts receivable aging report provided to the Lender, and all invoices and statements delivered to the Lender with respect to any Account, are actually and absolutely owing to the Borrower or any of the Secured Guarantors and are not contingent for any reason; (D) there are no setoffs, counterclaims or disputes existing or asserted with respect thereto, and neither the Borrower nor any Secured Guarantor has made any agreement with any Account Debtor thereunder for any deduction therefrom, except a discount or allowance allowed by the Borrower or any of the Secured Guarantors in the ordinary course of its business for prompt payment or early payment; (E) there are no facts, events or occurrences which in any way impair the validity or enforcement thereof or tend to reduce the amount payable thereunder from the amount of the invoice face value with respect to any Eligible Accounts Receivable, and on all contracts, invoices and statements delivered to the Lender with respect thereto; (F) to the best knowledge of the Borrower and the Secured Guarantors, all Account Debtors, under any Eligible Accounts Receivable, (i) had the capacity to contract at the time any contract or other document giving rise to the Account was executed, (ii) are solvent, and
(iii) are not the subject of a bankruptcy or insolvency proceeding of any kind;
(G) the goods giving rise thereto are not, and were not at the time of the sale thereof, subject to any lien, claim, encumbrance or security interest, except those of the Lender, those terminated prior to the date hereof or those subordinate to the Lender's security interest; (H) the Borrower and the Secured Guarantors have no knowledge of any fact or circumstance which would materially impair the validity or collectability thereof; (I) to the best knowledge of the Borrower and the Secured Guarantors, there are no proceedings or actions threatened or pending against any Account Debtor thereunder which might result in any material adverse change in the financial condition of such Account Debtor; and (J) they have not been pledged, assigned or transferred to any other Person.

    In the event of any dispute as to whether an Account is or has ceased to be an Eligible Account Receivable, the reasonable credit decision of the Lender, exercised in good faith, shall control.

    "Eligible Inventory" means such finished goods and raw materials Inventory of Borrower or the Secured Guarantors in which Lender has a first priority perfected security interest. Without limiting the generality of the foregoing, no Inventory shall be Eligible Inventory if:

    (A) it is work-in-process, or

    (B) it is finished goods or raw materials that are not, in Lender's opinion, readily marketable in its current form; or

    (C) it is not in good and saleable condition; or

    (D) it is slow moving, obsolete or unmerchantable; or

    (E) with respect to finished goods inventory, it does not meet all standards imposed by any governmental agency or authority; or

    (G) it is not at all times subject to Lender's duly perfected, first-priority security interest and no other Lien except for the security interest of the Lender hereunder and liens or security interests which have been expressly subordinated to the security interest of the Lender on terms satisfactory to the Lender and pursuant to documentation in form and substance satisfactory to the Lender; or

    (H) it consists of packaging materials and/or supplies; or

    (I) it is not located at the Borrower's and/or the Secured Guarantors' places of business as disclosed in this Agreement or is in transit; or

    (J) with respect to Inventory located at a leased business location, the Lender has not received: (i) a duly executed and delivered Landlord Waiver Agreement from the landlord of such leased location; and (ii) a subordination, nondisturbance and attornment agreement from each mortgagee of each such leased business location each of which is in form and content satisfactory to the Lender.

    In the event of any dispute as to whether any item of Inventory is or has ceased to be Eligible Inventory, the reasonable credit decision of the Lender, exercised in good faith, shall control.

    "Eligible Transferee" means and includes a commercial bank, an insurance company, a finance company and a financial institution.

    "Enforcement Action" means any action, proceeding or investigation (administrative or judicial, civil or criminal) instituted or threatened by the U.S. Environmental Protection Agency, or any other federal, state or local governmental agency related to any alleged or actual violation of any Environmental Law with respect to any property owned or leased by the Borrower and/or any business conducted thereon, including, but not limited to, actions seeking remediation, the imposition or enforcement of liability pursuant to any Environmental Law and compliance with any Environmental Law. Enforcement Action shall also include any similar actual or threatened action by any private party pursuant to any Environmental Law.

    "Environmental Laws" means any and all present and future United States federal, state, and local laws, statutes, ordinances, rules, and regulations, relating to protection of human health and the environment from Contaminants including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act, as amended (CERCLA), 42 USC S9601 et seq.; the Resource Conservation and Recovery Act, as amended (RCRA), 42 USC S6901 et seq. the Clean Air Act, as amended, 42 USC S7401 et seq.; the Federal Water Pollution Control Act, as amended (including but not limited to as amended by the Clean Water Act), 33 USC S1251 et seq.; the Toxic Substances Control Act, as amended
(TSCA), 15 USC S2601 et seq.; the Emergency Planning and Community Right-to-Know Act (also known as SARA Title III), as amended (EPCRA), 42 USC S11001 et seq.; the Safe Drinking Water Act, as amended, 42 USC S300(f) et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, as amended (FIFRA), 7 USC S136 et seq.; the Occupational Safety and Health Act, as amended (OSHA), 29

USC S651 et seq.; the Endangered Species Act, as amended, 16 USC S1531 et seq.; the National Environmental Policy Act, as amended (NEPA), 42 USC S4321 et seq.; the Rivers and Harbors Act of 1899 33 USC S401 et seq.; state and local laws, rules and regulations similar to or addressing similar matters as the foregoing federal laws; laws, rules and regulations governing underground or above-ground storage tanks; laws, rules and regulations imposing liens for response costs or costs of other remediation, whether or not those liens have a higher priority than existing liens; laws, rules and regulations conditioning transfer of property upon a form of negative declaration or other approval of a Governmental Authority of the environmental condition of a property; laws, rules and regulations requiring the disclosure of conditions relating to Contaminants in connection with transfer of title to or interest in property; laws, rules and regulations requiring notifying of any government entity with regard to a Release of any Contaminant; conditions or requirements imposed in connection with any permits; government orders and demands and judicial orders pursuant to any of the foregoing; laws, rules and regulations relating to the Release, use, treatment, storage, disposal, transportation, transfer, generation, processing, production, refining, control, management, or handling of Contaminants; any and all other laws, rules, regulations, guidance, guidelines and common law of any governmental entity relating to the protection of human health or the environment from Contaminants. The reference in this paragraph to state laws specifically includes, but is not limited to, the applicable laws of the State of Connecticut.

    "Equipment" means all "equipment" as such term is defined in the Code, now owned or hereafter acquired by the Borrower, and including, without limitation, machinery, furniture, furnishings, and fixtures, and any and all goods used or bought for use in or being used in the conduct of the Borrower's business which are not included within the definition of Inventory, and all accessions and additions thereto, and replacements therefor.

    "ERISA" means the Employee Retirement Income Security Act of 1974 (or any successor legislation thereto), as amended from time to time, and all rules, regulations and published interpretations promulgated pursuant thereto, as the same may be supplemented or amended from time to time.

     "ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with the Borrower and which, together with the Borrower, would be treated as a single employer under Section 4001 of ERISA.

    "Event of Default" means any of the events specified in Section 9.1.

    "Existing Lenders" has the meaning set forth in the first WHEREAS clause to this Agreement.

    "Existing Loans" has the meaning set forth in the first WHEREAS clause to this Agreement.

    "Existing LSA" has the meaning set forth in the first WHEREAS clause to this Agreement.

    "Existing Revolving Loan Facility" has the meaning set forth in the first WHEREAS clause to this Agreement.

    "Existing Revolving Loan Notes" means; (i) that certain Commercial Revolving Loan Promissory Note of the Borrower payable to the Lender dated February 12, 2003 in the original principal amount of $3,333,333.33; and (ii) that certain Commercial Revolving Loan Promissory Note of the Borrower payable to BNY dated February 12, 2003 in the original principal amount of $1,666,666.67which Existing Revolving Loan Notes evidence the obligations of the Borrower under the Existing Revolving Loan Facility, if any.

    "Existing Revolving Loan Facility" has the meaning set forth in the first WHEREAS clause to this Agreement.

    "Existing Term Loan A" has the meaning set forth in the first WHEREAS clause to this Agreement.

    "Existing Term Loan B" has the meaning set forth in the first WHEREAS clause to this Agreement.

    "Existing Term Loan A Notes" means: (i) that certain Amended and Restated Term Loan A Promissory Note of the Borrower payable to the Lender dated as of February 12, 2003 in the original principal amount of $4,666,666.67; and (ii) that certain Amended and Restated Term Loan A Promissory Note of the Borrower payable to BNY dated as of February 12, 2003 in the original principal amount of $2,333,333.33 which Existing Term Loan A Notes evidence the obligations of the Borrower under the Existing Term Loan A.

    "Existing Term Loan B Notes" means: (i) that certain Amended and Restated Term Loan B Promissory Note of the Borrower payable to the Lender dated as of February 12, 2003 in the original principal amount of $6,666,666.67; and (ii) that certain Amended and Restated Term Loan B Promissory Note of the Borrower payable to BNY dated as of February 12, 2003 in the original principal amount of $3,333,333.33 which Existing Term Loan B Notes evidence the obligations of the Borrower under the Existing Term Loan B.

    "Existing Term Loans" means the Existing Term Loan A and the Existing Term Loan B.

    "Existing Term Notes" means the Existing Term Loan A Notes and the Existing Term Loan B Notes.

    "Facilities" means Loan A, Loan B and Loan C.

    "Federal Funds Rate" means, for any day, the rate per annum (rounded, if necessary, to the next greater 1/16 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or if such rate is not so published for any day which is a Business Day, the average of such quotations for such day on such transactions received by the Lender from three Federal funds brokers of recognized standing selected by the Lender.

    "Fees" means the Commitment Fees, the Revolving Loan Unused Line Fee, the Line of Credit Unused Line Fee and the Letter of Credit Fees.

    "Financial Asset" means all "financial assets" as such term is defined in the Code, now owned or hereafter acquired by the Borrower, wherever located.

    "Fixtures" means all "fixtures" as such term is defined in the Code, now owned or hereafter acquired by the Borrower.

    "Funded Subsidiary Debt" has the meaning set forth in Section 7.5(f).

    "GAAP" means, (i) other than as provided below, generally accepted accounting principles in the United States as in effect from time to time, applied on a consistent basis, and (ii) when used in Article 7, whether directly or indirectly through reference to a capitalized term used or defined therein, principles that are consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, in effect for the fiscal year of the Borrower ended on December 31, 2003.

    "General Intangibles" means all "general intangibles," as such term is defined in the Code, now owned or hereafter acquired by the Borrower, including all right, title and interest which the Borrower may now or hereafter have in or under any Contract, Intellectual Property, interests in partnerships, joint ventures and other business associations, permits, proprietary or confidential information, inventions (whether or not patented or patentable), technical information, procedures, designs, knowledge, know-how, Software, data bases, data, skill, expertise, experience, processes, models, drawings, materials, Books and Records, Goodwill (including the Goodwill associated with any Intellectual Property), all rights and claims in or under insurance policies (including insurance for fire, damage, loss, and casualty, whether covering personal property, real property, tangible rights or intangible rights, all liability, life, key-person, and business interruption insurance, and all unearned premiums), Uncertificated Securities, choses in action, deposit accounts, rights to receive tax refunds and other payments, rights to receive dividends, distributions, cash Instruments and other property in respect of or in exchange for pledged Stock and Investment Property and rights of indemnification.

    "Goods" means all "goods," as such term is defined in the Code, now owned or hereafter acquired by the Borrower, wherever located.

    "Goodwill" means all goodwill, trade secrets, proprietary or confidential information, technical information, procedures, formulae, quality control standards, designs, operating and training manuals, customer lists, and distribution agreements now owned or hereafter acquired by the Borrower.

    "Governmental Authority" means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government.

    "Guaranteed Indebtedness" means any obligation of the Borrower or any Guarantor guaranteeing any indebtedness, lease, dividend, or other obligation ("primary obligations") of any other Person (the "primary obligor") in any manner, including, without limitation, any obligation or arrangement of the Borrower or any Guarantor (whether or not contingent): (i) to purchase or repurchase any such primary obligation; (ii) to advance or supply funds (a) for the purchase or payment of any such primary obligation or (b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet condition of the primary obligor; (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; or (iv) to indemnify the owner of such primary obligation against loss in respect thereof.

    "Guarantor Security Agreement" means the Amended and Restated Guarantor Security Agreement dated as of the date hereof by and among the Lender and the Secured Guarantors.

    "Guarantors" means all of the Subsidiaries listed on Schedule 1 attached hereto and all other Subsidiaries which become Guarantors as required pursuant to Section 5.17 hereof.

    "Guaranty" means the Amended and Restated Unlimited Guaranty of each of the Guarantors dated as of the date hereof in the form of Exhibit F attached hereto.

    "Head Office" means the office of the Lender located at 350 Bedford Street, Stamford, Connecticut 06901.

    "Health-care Insurance Receivables" means all "healthcare insurance receivables," as such term is defined in the Code, in which Borrower now has an interest or a claim, or hereafter acquires such interest or claim.

    "Indebtedness" of the Borrower or any Guarantor means: (i) all indebtedness for borrowed money or for the deferred purchase price of property or services (including reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers' acceptances, whether or not matured, but not including obligations to trade creditors incurred in the ordinary course of business; (ii) all obligations evidenced by notes, bonds, debentures or similar instruments; (iii) all indebtedness created or arising under any conditional sale or other title retention agreements with respect to property acquired (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (iv) all Capital Lease Obligations; (v) all Guaranteed Indebtedness; (vi) all Indebtedness referred to in clauses (i), (ii), (iii), (iv) or (v) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contract rights) owned by the Borrower or such Guarantor, even though the Borrower or such Guarantor has not assumed or become liable for the payment of such indebtedness; (vii) the Obligations; (viii) all liabilities under Title IV of ERISA; and (ix) all indebtedness referred to in clauses (i) through (viii) above of any partnership of which the Borrower or such Guarantor is a general partner.

    "Insolvent" or "Insolvency" means the inability to pay debts as they mature or the fair market value of assets being less than a Person's liabilities.

    "Instruments" means all "instruments," as such term is defined in the Code, now owned or hereafter acquired by the Borrower, wherever located.

    "Intellectual Property" means any and all Licenses, Patents, Copyrights, Trademarks, trade secrets and customer lists.

    "Interest Expense" has the meaning set forth in Section 7.5(g).

    "Interest Period" means in the case of any LIBOR Rate Loan, the one, two, three, six or twelve month period selected by the Borrower pursuant to this Agreement. Each Interest Period shall commence on the date such Loan is made or the date of a subsequent interest rate election, as the case may be, and shall end on such date as the Borrower may select in accordance with the above, provided, that:

        (i) any Interest Period which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day;

        (ii) each Interest Period which commences before and would otherwise end after the Maturity Date, shall end on the Maturity Date; and

        (iii) any Interest Period which begins on a day for which there is no numerically corresponding day in the calendar month during which such Interest Period is to end, shall (subject to clause (i) above) end on the last day of such calendar month.

    "Inventory" means all "inventory" as such term is defined in the Code, now owned or hereafter acquired by the Borrower or any Secured Guarantor, wherever located.

    "Investment Property" means all "investment property" as such term is defined in the Code, now owned or hereafter acquired by the Borrower, wherever located.

    "Landlord Waiver Agreements" means the Landlord Waiver Agreements relating to each leased business location where Borrower or any Secured Guarantor locates Collateral or conducts business which have been executed by the landlord of each such leased business location and which shall be in form and content satisfactory to the Lender.

    "L/C Sublimit" means $2,500,000.

    "Lender Parties" has the meaning set forth in Section 10.5(b).

    "Lender" means People's and any successors, assigns or holders of all or any part of the Obligations of the Borrower hereunder and under the other Loan Documents.

    "Letter of Credit" means each commercial letter of credit issued by the Lender for the account of the Borrower pursuant to Section 2.20 for the purchase of goods in the ordinary course of business.

    "Letter of Credit Application" has the meaning set forth in Section 2.20(b).

    "Letter of Credit Fees" has the meaning set forth in Section 2.20(f).

    "Letter of Credit Obligations" means all outstanding obligations (including all duty, freight, Taxes, costs, insurance and any other charges and expenses) incurred by Lender, whether direct or indirect, contingent or otherwise, due or not due, in connection with the issuance by Lender of Letters of Credit.

    "Letter-of-Credit Rights" means "letter-of-credit rights" as such term is defined in the Code, now owned or hereafter acquired by the Borrower.

    "Leverage Ratio" has the meaning set forth in Section 7.3.

    "LIBOR" means, as applicable to any LIBOR Rate Loan, for the then current Interest Period relating thereto, the rate per annum determined by Lender to be the prevailing rate of interest available to Lender as determined on the basis of the offered rates for deposits in Dollars by first class banks in the London interbank market, comparable to such LIBOR Rate Loan which appears on the Telerate page 3750 as of 11:00 a.m. (London time) on the day that is two (2) London Banking Days preceding the first day of such Interest Period; provided, however, if the rate described above does not appear on the Telerate System on any applicable interest determination date, LIBOR shall be the rate for deposits in Dollars for a period substantially equal to such Interest Period on the Reuters Page "LIBO" (or such other page as may replace the LIBO Page on that service for the purpose of displaying such rates), as of 11:00 a.m. (London
Time), on the day that is two (2) London Banking Days prior to the beginning of such Interest Period.

    "LIBOR Rate Loan" means any Revolving Loan, any Line of Credit Loan or any principal portion of any other Loan that bears interest with reference to LIBOR.

    "LIBOR Rate Margin" means: (i) with respect to each LIBOR Rate Loan with Interest Periods of one, two, three or six months, 2.25%; and (ii) with respect to each LIBOR Rate Loan with an Interest Period of twelve months, 2.50%.

    "License" means any Copyright License, Patent License, Trademark License or other license of rights or interests now held or acquired by the Borrower.

    "Lien" means any mortgage, security deed or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, Security Interest, security title, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a Security Interest under the Code or comparable law of any jurisdiction).

    "Line of Credit Account" means the Borrower's loan account maintained with the Lender as more fully described in Section 2.3(c).

    "Line of Credit Loan" and "Line of Credit Loans" have the meanings set forth in Section 2.3(a).

    "Line of Credit Borrowing Request" has the meaning set forth in Section 2.6(c).

    "Line of Credit Commitment" means, Lender's commitment to make Line of Credit Loans pursuant to Section 2.3(a) hereof in an aggregate principal amount not to exceed at any time outstanding SIX MILLION ONE HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($6,150,000).

    "Line of Credit Note" has the meaning set forth in Section 2.3(b).

    "Line of Credit Unused Line Fee" has the meaning set forth in Section
2.3(e).

    "Loan A" means the Term Loan.

    "Loan B" means the Line of Credit Commitment.

    "Loan C" means the Revolving Loan Commitment.

    "Loan Documents" means this Agreement, the Notes, the Unlimited Guaranty, the Guarantor Security Agreement, the Letters of Credit, the Note Pledge Agreement, the Landlord Waiver Agreements and all other agreements or documents, whenever executed and delivered to Lender, with respect to the transactions contemplated by this Agreement, together with any amendments, supplements or modifications hereto or thereto.

    "Loan-to-Value Ratio" shall have the meaning set forth in Section 7.4.

    "Loans" means Loan A, Loan B and Loan C.

    "London Banking Day" means any date on which commercial banks are open for business in London, England.

    "Make-Whole Premium" means the present value of the interest expense incurred by a Lender in funding the portion of indebtedness evidenced by the applicable Note which bears interest at the per annum rate of interest for the Interest Period then in effect, less the present value of the interest on the reinvested principal prepaid for the remainder of such Interest Period then in effect, at the Reinvestment Rate, plus any other expenses that Lender may sustain or incur by reason of the prepayment; provided that any negative value resulting from the foregoing calculation will be disregarded.

    "Material Adverse Effect" means, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding in excess of $2 million), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences, whether or not related, a material adverse change in, or a material adverse effect upon, any of
(i) the condition (financial or otherwise), operations, business, properties or prospects of the Borrower and its Subsidiaries taken as a whole; (ii) the rights and remedies of the Lender hereunder or under any of the other Loan Documents, or the ability of the Borrower or any Guarantor to perform any of the Obligations; (iii) the Collateral or Lender's Liens on the Collateral or the priority of any such Lien, or (iv) the legality, validity or enforceability of this Agreement or any of the other Loan Documents.

    "Maturity Date" means:  (i) with respect to the Term Loan, January 1, 2012;
(ii) with respect to all outstanding Line of Credit Loans (unless otherwise converted to the Converted Term Loan in accordance with the terms hereof), January 1, 2007, (iii) with respect to the Converted Term Loan, January 1, 2012; and (iv) with respect to all outstanding Revolving Loans, January 1, 2008.

    "Multiemployer Plan" means a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate is making or accruing an obligation to make, contributions or has within any of the preceding five plan years made or accrued an obligation to make contributions.

    "Negotiable Instruments" means all "negotiable instruments" as such term is defined in the Code, now owned or hereafter acquired by the Borrower, wherever located.

    "Non-Financed Capital Expenditures" has the meaning set forth in Section 7.5(h).

    "Norwalk Property" means that certain real property leased by the Borrower and located at 110 Richards Avenue, Norwalk, Connecticut, together with all improvements thereon.

    "Norwalk Property Lease" has the meaning set forth in Section 4.5.

    "Note Pledge Agreement" means that certain Amended and Restated Pledge Agreement of the Borrower dated as of the date hereof pursuant to which the Borrower has pledged to the Lender a lien on and security interest in all promissory notes held by the Borrower including, without limitation, the Pledged Promissory Note.

    "Notes" means collectively the Term Loan Note, the Line of Credit Note, the Converted Term Note and the Revolving Loan Note.

    "Obligations" means all present and future indebtedness and other liabilities of the Borrower owing to the Lender or any of its successors, transferees or assigns, of every type and description, whether or not evidenced by any note, guaranty or other instrument, arising under or in connection with this Agreement, the Notes or any other Loan Document, whether or not for the payment of money, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired, including, but not limited to, all reasonable costs, expenses, fees, charges and attorneys', paralegals' and other professional fees incurred in connection with any of the foregoing, or in any way connected with, involving or relating to the preservation, enforcement, protection and defense of this Agreement, the Notes, the other Loan Documents, any related agreement, document or instrument, the Collateral and the rights and remedies hereunder or thereunder.

    "Patent License" means rights under any written agreement now owned or hereafter acquired by the Borrower granting any right with respect to any invention on which a Patent is in existence.

    "Patents" means all of the following in which the Borrower now holds or hereafter acquires any interest: (i) all letters patent of the United States or any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or any other country, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state or territory thereof, or any other country; and (ii) all reissues, continuations, continuations-in-part or extensions thereof.

    "Payment Intangibles" means all "payment intangibles" as such term is defined in the Code, now owned or hereafter acquired by the Borrower.

    "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

    "Permitted Acquisition" means an acquisition by the Borrower or any of its Subsidiaries of the assets or capital stock of a Person that satisfies the requirements of Section 5.12.

    "Permitted Encumbrances" means (i) pledges or deposits in connection with or to secure worker's compensation, employment or liability insurance, (ii) tax liens which are being contested in good faith and in compliance with this Agreement, (iii) pledges or deposits securing bids, tenders, contracts (other than contracts for the payment of money) or leases to which the Borrower is a party as lessee in the ordinary course of business; (iv) deposits securing public or statutory obligations of the Borrower; (v) inchoate and unperfected workers', mechanics', suppliers' or similar liens arising in the ordinary course of business; (vi) carriers', warehousemen's or other similar possessory liens arising in the ordinary course of business and securing indebtedness not yet due and payable in an outstanding aggregate amount not in excess of $100,000 in the aggregate at any time; (vii) deposits securing, or in lieu of, surety, appeal or customs bonds in proceedings to which the Borrower is a party; (viii) any attachment or judgment lien, unless the judgment it secures shall not, within sixty (60) days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall not have been discharged within thirty
(30) days after the expiration of any such stay; (ix) zoning restrictions, easement licenses, or other restrictions on the use of real property or other minor irregularities in title (including leasehold title) thereto, so long as the same do not materially impair the use, value, or marketability of such real property, leases or leasehold estates, (x) liens, mortgages or security interests in connection with purchase money indebtedness incurred in the ordinary course of business, (xi) liens, mortgages or security interests in connection with the financing, purchase, construction, or lease of movie theatres upon reasonable notice to Lender, and (xii) the Liens set forth on the attached Schedule 6.1(e).

    "Person" means any individual, sole proprietorship, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated organization, association, joint venture, public benefit corporation, institution, Governmental Authority, or other entity of any nature whatsoever.

    "Plan" means any plan established, maintained, or to which contributions have been made by the Borrower or any ERISA Affiliate for the benefit of any of their employees covered by Title 10 of ERISA.

    "Pledged Promissory Note" mean that certain promissory note of 110 Richards Avenue, LLC payable to the Borrower dated June 3, 2004 in the original principal amount of $2,580,000.

    "Proceeds" means all "proceeds" as such term is defined in the Code, now owned or hereafter acquired by the Borrower, wherever located.

    "Prohibited Transaction" means any transaction set forth in Section 406 of ERISA or Section 4975 of the Internal Revenue Code of 1986, as amended from time to time.

    "Promissory Note" means any "promissory note" as such term is defined in the Code, now owned or hereafter acquired by the Borrower wherever located.

    "Property" means the Norwalk Property, the real property owned by Trans-Lux Midwest Corporation located at 1700 Delaware Avenue, Des Moines, Iowa and the real property leased by Trans-Lux Midwest Corporation located at 2301 Dean Avenue, Des Moines Iowa.

    "Reimbursement Obligations" has the meaning set forth in Section 2.20(e).

    "Reinvestment Rate" means the rate available to Lender as determined by Lender in its sole discretion for the investment of principal amounts prepaid pursuant to Sections 2.1(d), 2.2(d), 2.3(d) and 2.4(c) in U.S. Treasury obligations as offered by Lender in it sole discretion for the approximate remaining term of the Interest Period then in effect as of the date of such prepayment.

    "Release" means any spilling, leaking, migrating, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment of any Contaminant.

    "Reportable Event" means any of the events set forth in Section 4043 of ERISA.

    "Revolving Loan" and "Revolving Loans" have the meanings set forth in
Section 2.1(a).

    "Revolving Loan Account" means the Borrower's loan account maintained with the Lender as more fully described in Section 2.1(c).

    "Revolving Loan Borrowing Request" has the meaning set forth in Section 2.6(a).

    "Revolving Loan Commitment" means, Lender's commitment to make Revolving Loans pursuant to Section 2.1(a) hereof and to issue Letters of Credit pursuant to Section 2.20(a) hereof in an aggregate principal amount and Available Amount not to exceed at any time outstanding FIVE MILLION AND NO/100 DOLLARS ($5,000,000).

    "Revolving Loan Note" has the meaning set forth in Section 2.1(b).

    "Revolving Loan Unused Line Fee" has the meaning set forth in Section
2.1(e).

    "Rolling Period" means, with respect to any fiscal quarter of Borrower, such fiscal quarter and the three consecutive fiscal quarters immediately prior thereto.

    "SEC" means the United States Securities and Exchange Commission.

    "Secured Guarantors" means (i) Trans-Lux Display Corporation, a Delaware corporation, (ii) Trans-Lux Midwest Corporation, an Iowa corporation, and (iii) Trans-Lux West Corporation, a Utah corporation.

    "Securities Accounts" means all "securities accounts" as such term is defined in the Code, now or hereafter held in the name of the Borrower.

    "Security" means any "security" as such term is defined in the Code, now owned or hereafter acquired by the Borrower.

    "Security Documents" means this Agreement, the Guarantor Security Agreement, the Note Pledge Agreement all assignments of contracts, documents or instruments in favor of the Lender, and all other documents, contracts, assignments, instruments and the like now or hereafter securing the Obligations.

    "Security Entitlement" means any "security entitlement" as such term is defined in the Code, in or under which the Borrower may now or hereafter have any rights, title or interest.

    "Security Interest" means a valid and enforceable first priority lien upon, pledge of, and security interest in the Collateral.

    "Senior Debt" has the meaning set forth in Section 7.5(i).

    "Software" means all "software" as such term is defined in the Code, now owned or hereafter acquired by the Borrower.

    "Solvent" means, as to any Person, that such Person (a) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage; (b) is able to pay its debts as they mature; and (c) owns property whose fair salable value is greater than the amount required to pay its debts.

    "Stock" means all certificated and uncertificated shares, options, warrants, general or limited partnership interests, membership interests, participation or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock, or any other "equity security" (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Securities Exchange Act of 1934, as amended).

    "Subordinated Senior Convertible Notes" means those certain 8.25% Limited Convertible Senior Subordinated Notes of the Borrower due on March 1, 2012.

    "Subordinated Debentures" means those certain 9.5% Subordinated Debentures of the Borrower due on December 1, 2012.

    "Subordinated Debt" has the meaning set forth in Section 7.5(j).

    "Subordinated Notes" means those certain 7.5% Convertible Subordinated Notes of the Borrower due December 1, 2006.

    "Subsidiary" means any corporation, partnership, limited liability company, business trust, joint stock company, unincorporated association or joint venture of which more than fifty (50%) percent of the outstanding equity interests of each class having ordinary voting power is at the time owned by the Borrower and/or one or more Subsidiaries.

    "Supporting Obligations" means all "supporting obligations" as such term is defined in the Code, now owned or hereunder acquired by the Borrower, wherever located.

    "Tangible Chattel Paper" means all "tangible chattel paper" as such term is defined in the Code, now owned or hereafter acquired by the Borrower, wherever located.

    "Tangible Net Worth" has the meaning set forth in Section 7.5(k).

    "Taxes" means taxes, levies, imposts, deductions, Charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on or measured by the net income of Lender by the jurisdiction in which its principal office is located.

    "Term Loan" has the meaning set forth in Section 2.2(a).

    "Term Loan Note" has the meaning set forth in Section 2.2(b).

    "Termination Date" means: (i) with respect to the Line of Credit Commitment, December 31, 2006; and (ii) with respect to the Revolving Loan Commitment, December 31, 2007.

    "Trademark License" means rights under any written agreement now owned or hereafter acquired by the Borrower granting any right to use any Trademark or Trademark registration.

    "Trademarks" means all of the following now owned or hereafter acquired by the Borrower: (i) all trademarks, trade names, corporate names, business names, trade styles, service marks, logos, other source or business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including all registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof, (ii) all reissues, extensions or renewals thereof, and (iii) all goodwill associated with or symbolized by any of the foregoing.

    "Transaction Expenses" means all reasonable legal, search and filing fees, and all other reasonable expenses that may be incurred or sustained by the Lender or any of their authorized agents in connection with the transaction contemplated herein, whether or not such transaction is consummated, including, without limitation, expenses related to due diligence efforts and the negotiation and preparation of this Agreement and the other Loan Documents, in perfecting, preserving and enforcing the Lender's Security Interests, and in rendering advice with respect to this Agreement, the other Loan Documents and the Loans. The Lender acknowledges that the fees of its counsel in connection with the closing of this transaction will not exceed $25,000 plus disbursements.

    "Type" refers to whether a Loan is a Base Rate Loan or LIBOR Rate Loan.

    "Uncertificated Securities" means all "uncertificated securities" as such term is defined in the Code, now or hereafter acquired by the Borrower.

    "Unused Line of Credit Commitment Amount" means at any time (i) the Line of Credit Commitment Amount at such time minus (ii) the aggregate principal amount of all Line of Credit Loans outstanding at such time (without giving effect to the requested Line of Credit Loan, if any).

    "Unused Revolving Loan Commitment Amount" means at any time (i) the Revolving Loan Commitment Amount at such time minus (ii) the sum of (A) the aggregate principal amount of all Revolving Loans outstanding at such time (without giving effect to the requested Revolving Loan, if any), (B) the aggregate Available Amount of all Letters of Credit outstanding at such time (without giving effect to the requested Letter of Credit, if any), and (C) the aggregate amount of all outstanding Reimbursement Obligations at such time.

    Section 1.2 Terms Generally. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, (a) any reference in this Agreement to any Loan Document shall mean such document as amended, restated, supplemented or otherwise modified from time to time, and (b) all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time.


                                   ARTICLE 2


                         AMOUNTS AND TERMS OF THE LOANS


    A.  THE LOANS

    Section 2.1 Revolving Loan.

        (a) Subject to the terms and conditions set forth in this Agreement, Lender agrees to make revolving loans (each a "Revolving Loan" and collectively "Revolving Loans") to the Borrower from time to time on any Business Day during the period from the date of this Agreement up to, but not including, the Termination Date of the Revolving Loan Commitment in an amount for each such Revolving Loan not to exceed the Unused Revolving Loan Commitment Amount on such Business Day; provided, however, that at no time shall the aggregate outstanding principal balance of all Revolving Loans plus the Available Amount plus any unpaid Reimbursement Obligations exceed the Borrowing Base as in effect prior to the making of such Revolving Loan. So long as (i) the Borrower is in compliance with all the terms and conditions of this Agreement, (ii) no Default or Event of Default has occurred and is continuing (whether or not Lender has accelerated payment of the Loans) or would result, and (iii) all other conditions set forth in Article 3 have been satisfied, the Borrower may borrow, pay, prepay (pursuant to Section 2.1(d)), and re-borrow under this Section 2.1.

        (b) The Revolving Loans shall be evidenced by, and repaid with interest in accordance with, the promissory note of the Borrower, substantially in the form of Exhibit A hereto (such promissory note is referred to herein as the "Revolving Loan Note"). The Revolving Note issued to Lender shall (i) be executed by the Borrower, (ii) be payable to Lender and be dated the date of this Agreement, (iii) be in a stated principal amount equal to the Revolving Loan Commitment, and be payable in the outstanding principal amount of the Revolving Loans evidenced thereby, (iv) mature on the Maturity Date of the Revolving Loans, (v) bear interest as provided in Section 2.5, and (vi) be entitled to the benefits of this Agreement and the other Loan Documents. The Borrower hereby authorizes Lender to record on the Revolving Loan Note or in its internal computerized records the amount of each Revolving Loan and of each payment of principal received by Lender on account of the Revolving Loans, which recordation shall, in the absence of manifest error, be conclusive as to the outstanding principal balance of the Revolving Loans evidenced thereby and shall be considered correct and binding on the Borrower provided, however, that the failure to make such recordation with respect to any Revolving Loan or payment shall not limit or otherwise affect the obligations of the Borrower under this Agreement or the Revolving Loan Note. The Revolving Loan Note amends, restates and replaces in its entirety the Existing Revolving Loan Notes provided, however, that the amendment, restatement and replacement of the Existing Revolving Loan Notes shall in no way be construed as a novation of the Borrower's indebtedness evidenced by the Existing Revolving Loan Notes.

        (c) The Borrower shall establish a loan account with Lender which account shall be deemed to be the Revolving Loan Account. Insofar as the Borrower may request and the Lender shall make Revolving Loans hereunder, the Lender shall enter such loans as debits to the Revolving Loan Account and shall deposit such loans in the operating account of the Borrower maintained with the Lender. The Lender shall also record in the Revolving Loan Account, in accordance with customary accounting procedures, (i) all other charges, expenses and other Liens properly chargeable to the Borrower for which the Lender debits the Revolving Loan Account, (ii) all payments made on account of the Revolving Loans, (iii) all proceeds of Collateral which are finally paid to the Lender in its office in cash, and (iv) other appropriate debits and credits. The Revolving Loan Account shall reflect the amount of the Borrower's Indebtedness to the Lender from time to time by reason of the Revolving Loans less Revolving Loan repayments, and other appropriate charges hereunder.

        (d) The Borrower may prepay the Revolving Loans, in whole or in part, together with accrued interest to the date of prepayment on the amount prepaid
(i) with respect to any principal portion that bears interest with reference to the Base Rate, on any Business Day, without Make-Whole Premium, and (ii) with respect to any principal portion that bears interest with reference to LIBOR either (1) on the last Business Day of the Interest Period applicable to the portion being prepaid, without Make-Whole Premium or (2) on any other Business Day, together with the Make-Whole Premium.

        (e) The Borrower shall pay to the Lender, a fee (the "Revolving Loan Unused Line Fee") equal to .0025% per annum times the average daily unused portion of the Revolving Loan Commitment for the period from the Closing Date through and including the Maturity Date of the Revolving Loans or any earlier date of termination in full of the Revolving Loan Commitment. The Revolving Loan Unused Line Fee shall be payable quarterly in arrears within ten (10) days of the end of each fiscal quarter of the Borrower and on the Maturity Date of the Revolving Loans or any earlier date of termination in full of the Revolving Loan Commitment.

    Section 2.2 Term Loan.

        (a) Subject to the terms and conditions set forth in this Agreement, the Lender shall, on the date hereof make a term loan to the Borrower (the "Term Loan") in an original principal amount of Ten Million Dollars ($10,000,000).

        (b) The Term Loan shall be evidenced by, and repaid in accordance with the promissory note of the Borrower, substantially in the form attached hereto as Exhibit B (the "Term Loan Note"). The Term Loan Note issued to Lender shall
(i) be executed by the Borrower, (ii) be payable to Lender and be dated the date hereof, (iii) be in a stated principal amount equal to $10,000,000 and be payable as provided in Section 2.2(d), (iv) mature on the Maturity Date of the Term Loan, (v) bear interest as provided in Section 2.5, and (vi) be entitled to the benefits of this Agreement and the other Loan Documents. The Term Loan Note amends, restates and replaces in its entirety the Existing Term Loan Notes provided, however, that the amendment, restatement and replacement of the Existing Term Loan Notes shall in no way be construed as a novation of the Borrower's indebtedness evidenced by the Existing Term Loan Notes.

        (c) The Borrower shall make quarterly payments of principal and interest under the Term Loan Note in the amounts and at the times more particularly set forth in said Term Loan Note, except that if not sooner paid, the principal amount, together with all accrued but unpaid interest thereon, shall be and payable on the Maturity Date of the Term Loan.

        (d) The Borrower may prepay any portion of the outstanding principal of the Term Loan, in whole or in part, together with accrued interest to the date of such prepayment on the amount prepaid and all amounts required pursuant to
Section 2.17, (i) with respect to any principal portion that bears interest with reference to the Base Rate, on any Business Day, without the Make-Whole Premium, and (ii) with respect to any principal portion that bears interest with reference to LIBOR either (1) on the last Business Day of the Interest Period applicable to the portion of the Term Loan being prepaid, without the Make-Whole Premium or (2) on any other Business Day, together with the Make-Whole Premium. All prepayments of the Term Loan shall be applied in the inverse order of their maturity.

        (e) Immediately upon receipt of any payments under the Pledged Promissory Note, the Borrower shall prepay the Term Loan by an amount equal to such payment, together with any Make-Whole Premium due in respect of any portion of such prepayment that bears interest with reference to LIBOR.

    Section 2.3 Line of Credit.

        (a) Subject to the terms and conditions set forth in this Agreement, Lender agrees to make line of credit advances (each a "Line of Credit Loan" and collectively "Line of Credit Loans") to the Borrower from time to time on any Business Day during the period from the date of this Agreement up to, but not including, the Termination Date of the Line of Credit Commitment in an amount for each such Line of Credit Loan not to exceed the Unused Line of Credit Commitment Amount on such Business Day. So long as (i) the Borrower is in compliance with all the terms and conditions of this Agreement, (ii) no Default or Event of Default has occurred and is continuing (whether or not Lender has accelerated payment of the Loans) or would result, and (iii) all other conditions set forth in Article 3 have been satisfied, the Borrower may borrow, pay and prepay (pursuant to Section 2.3(d)) Line of Credit Loans. The Line of Credit Loans are non-restoring and Borrower shall not be permitted to re-borrow any Line of Credit Loans which have been repaid.

        (b) The Line of Credit Loans shall be evidenced by, and repaid with interest in accordance with, the promissory note of the Borrower, substantially in the form of Exhibit C hereto (such promissory note is referred to herein as the "Line of Credit Note"). The Line of Credit Note issued to Lender shall (i) be executed by the Borrower, (ii) be payable to Lender and be dated the date of this Agreement, (iii) be in a stated principal amount equal to the Line of Credit Commitment, and be payable in the outstanding principal amount of the Line of Credit Loans evidenced thereby, (iv) unless converted to the Converted Term Loan in accordance with the terms of Section 2.4(a), mature on the Maturity Date of the Line of Credit Loans, (v) bear interest as provided in Section 2.5, and (vi) be entitled to the benefits of this Agreement and the other Loan Documents. The Borrower hereby authorizes Lender to record on the Line of Credit Note or in its internal computerized records the amount of each Line of Credit Loan and of each payment of principal received by Lender on account of the Line of Credit Loans, which recordation shall, in the absence of manifest error, be conclusive as to the outstanding principal balance of the Line of Credit Loans evidenced thereby and shall be considered correct and binding on the Borrower provided, however, that the failure to make such recordation with respect to any Line of Credit Loan or payment shall not limit or otherwise affect the obligations of the Borrower under this Agreement or the Line of Credit Note.

        (c) The Borrower shall establish a loan account with Lender which account shall be deemed to be the Line of Credit Account. Insofar as the Borrower may request and the Lender shall make Line of Credit Loans hereunder, the Lender shall enter such loans as debits to the Line of Credit Account and shall deposit such loans in the operating account of the Borrower maintained with the Lender. The Lender shall also record in the Line of Credit Account, in accordance with customary accounting procedures, (i) all other charges, expenses and other Liens properly chargeable to the Borrower for which the Lender debits the Line of Credit Account, (ii) all payments made on account of the Line of Credit Loans, (iii) all proceeds of Collateral which are finally paid to the Lender in its office in cash, and (iv) other appropriate debits and credits.
The Line of Credit Account shall reflect the amount of the Borrower's Indebtedness to the Lender from time to time by reason of the Line of Credit Loans less repayments of Line of Credit Loans, and other appropriate charges hereunder.

        (d) The Borrower may prepay the Line of Credit, in whole or in part, together with accrued interest to the date of prepayment on the amount prepaid
(i) with respect to any principal portion that bears interest with reference to the Base Rate, on any Business Day, without Make-Whole Premium, and (ii) with respect to any principal portion that bears interest with reference to LIBOR either (1) on the last Business Day of the Interest Period applicable to the portion being prepaid, without Make-Whole Premium or (2) on any other Business Day, together with the Make-Whole Premium.

        (e) The Borrower shall pay to the Lender, a fee (the "Line of Credit Unused Line Fee") equal to .0025% per annum times the average daily unused portion of the Line of Credit Commitment for the period from the Closing Date through and including the Maturity Date of the Line of Credit Loans or any earlier date of termination in full of the Line of Credit Commitment. The Line of Credit Unused Line Fee shall be payable quarterly in arrears within ten (10) days of the end of each fiscal quarter of the Borrower and: (i) if not converted to the Converted Term Loan, on the Maturity Date of the Line of Credit Loans or any earlier date of termination in full of the Line of Credit Commitment, or (ii) if converted to the Converted Term Loan, on the Conversion Date.

    Section 2.4 Conversion to the Converted Term Loan.

        (a) So long as (i) the Borrower is in compliance with all the terms and conditions of this Agreement, (ii) no Default or Event of Default has occurred and is continuing (whether or not Lender has accelerated payment of any of the Loans) or would result, and (iii) all other conditions set forth in Article 3 have been satisfied, all Line of Credit Loans which are outstanding on the Conversion Date shall automatically convert to a term loan.

        (b) The Converted Term Loan shall be evidenced by , and repaid with interest in accordance with, the promissory note of the Borrower, substantially in the form of Exhibit D hereto (such promissory note is referred to herein as the "Converted Term Note"). On the Conversion Date, the Borrower shall issue the Converted Term Note to the Lender which shall (i) be executed by the Borrower, (ii) be payable to Lender and be dated the Conversion Date, (iii) be in a stated principal amount equal to the outstanding principal amount of all Line of Credit Loans on the Conversion Date, (iv) be payable in quarterly installments of principal and interest based on a 7-year straight line amortization schedule, (v) mature on the Maturity Date of the Converted Term Loan, (vi) bear interest as provided in Section 2.5, and (vii) be entitled to the benefits of this Agreement and the other Loan Documents.

        (c) The Borrower may prepay the Converted Term Loan, in whole or in part, together with accrued interest to the date of prepayment on the amount prepaid (i) with respect to any principal portion that bears interest with reference to the Base Rate, on any Business Day, without Make-Whole Premium, and
(ii) with respect to any principal portion that bears interest with reference to LIBOR either (1) on the last Business Day of the Interest Period applicable to the portion being prepaid, without Make-Whole Premium or (2) on any other Business Day, together with the Make-Whole Premium.

    Section 2.5 Interest Provisions.

        (a) Pre-default Rates.

            (i) Revolving Loans. Subject to the provisions of Sections 2.5(c) and 2.12 hereof, during the period from the date made through and including the date of payment in full, each Revolving Loan and each unpaid Reimbursement Obligation shall bear interest on the outstanding principal amount thereof at a rate per annum equal to, at the election of Borrower: (A) the Base Rate, on a floating basis; or (B) LIBOR (as determined for each available Interest Period) plus the applicable LIBOR Rate Margin for available Interest Periods as set forth under the definition of "Interest Period" herein.

            (ii) Line of Credit Loans. Subject to the provisions of Sections 2.5(c) or 2.12 hereof, during the period from the date made through and including the date of payment in full, each Line of Credit Loan shall bear interest on the outstanding principal amount thereof at a rate per annum equal to, at the election of Borrower: (A) the Base Rate, on a floating basis, or (B) LIBOR (as determined for each available Interest Period) plus the applicable LIBOR Rate Margin for available Interest Periods as set forth under the definition of "Interest Period" herein.

            (iii) Term Loan.  Subject to the provisions of Sections 2.5(c) or
2.12 hereof, during the period from the date made through and including the date of payment in full, the Term Loan shall bear interest on the outstanding principal amount thereof at a rate per annum equal to, at the election of
Borrower: (A) the Base Rate, on a floating basis, or (B) LIBOR (as determined for each available Interest Period) plus the applicable LIBOR Rate Margin for available Interest Periods as set forth under the definition of "Interest Period" herein.

            (iv) Converted Term Loan. Subject to the provisions of Sections 2.5(c) or 2.12 hereof, during the period from the date made through and including the date of payment in full, the Converted Term Loan shall bear interest on the outstanding principal amount thereof at a rate per annum equal to, at the election of Borrower: (A) the Base Rate, on a floating basis, or (B) LIBOR (as determined for each available Interest Period) plus the applicable LIBOR Rate Margin for available Interest Periods as set forth under the definition of "Interest Period" herein.

    Interest payments shall be made (i) in the case of Base Rate Loans, on the first Business Day of each fiscal quarter in arrears, and (ii) in the case of LIBOR Rate Loans, on the last day of each applicable Interest Period, or in the case of Interest Periods having a duration of more than three (3) months, on each three-month anniversary date of the commencement of such Interest Period.

        (b) The interest rate on each Base Rate Loan shall change when and as the Base Rate changes. Any change in the interest rate resulting from a change in the Base Rate shall become effective as of the opening of business on the day on which such change in the Base Rate shall become effective.

        (c) Overdue principal and interest and, upon the occurrence and during the continuance of an Event of Default, after a period of five (5) days all principal and accrued but unpaid interest shall bear interest until paid in full, payable on demand, at the Default Rate.

        (d) The Lender may collect a "late charge" equal to five percent (5%) of any installment of interest or principal or any other amount due hereunder which is not paid or reimbursed by the Borrower within ten (10) days of the due date thereof to cover the extra expense involved in handling such delinquent payment.

    Section 2.6 Notice and Manner of Borrowing; Conversion or Continuation of Interest Rate.

        (a) The Borrower shall give the Lender irrevocable notice by telephone or facsimile from an officer of the Borrower (or any Person authorized by the Borrower pursuant to a written list provided to the Lender) of its request that the Lender make a Revolving Loan in a specific amount (each a "Revolving Loan Borrowing Request") not later than 1:00 p.m. Connecticut time (i) in the case of Base Rate Loans, on the proposed date thereof, and (ii) in the case of LIBOR Rate Loans, three (3) Business Days prior to the proposed date thereof. Each such notice shall, in the case of a LIBOR Rate Loan, specify the duration of the Interest Period therefor. If no election is made in a Revolving Loan Borrowing Request as to the Type applicable to any Revolving Loan, then the requested Revolving Loan shall be a Base Rate Loan. If no election is made in a Revolving Loan Borrowing Request as to the Interest Period applicable to any requested LIBOR Rate Loan, then the Interest Period applicable to such requested LIBOR Rate Loan shall (subject to the provisions contained in the definition of "Interest Period" in Section 1.1) be one month in duration. The amount to be borrowed under each Revolving Loan Request shall not be less than $50,000. Subject to the fulfillment of the applicable conditions set forth in Article 3, the Lender will make the Revolving Loan available to the Borrower on the date requested by Borrower for such Revolving Loan by crediting such proceeds to the Borrower's account with the Lender. The Borrower agrees to indemnify the Lender and hold it harmless from any claims or damages, including, without limitation, reasonable attorneys' fees, arising as a result of the Lender's acting on any request which the Lender believes to have been made by any Person authorized by the Borrower pursuant to a written list provided to the Lender.

        (b) Within not less than three (3) Business Days prior to the Closing Date, Borrower shall give the Lender irrevocable notice by telephone or facsimile from an officer of the Borrower (or any Person authorized by the Borrower pursuant to a written list provided to the Lender), of its selection of the initial requested interest rate for the Term Loan. Such notice shall, in the case of a LIBOR Rate Loan, specify the duration of the Interest Period therefor. If no election is made by the Borrower prior to the Closing Date as to the Type applicable to the Term Loan, then the Term Loan shall be a Base Rate Loan. If no election is made as to the Interest Period applicable to any requested LIBOR Rate Loan, then the Interest Period applicable to such requested LIBOR Rate Loan shall (subject to the provisions contained in the definition of "Interest Period" in Section 1.1) be one month in duration. Subject to the fulfillment of the applicable conditions set forth in Article 3, the Lender will make the Term Loan to the Borrower on the Closing Date by applying the proceeds thereof to satisfy in full the outstanding balance of the Existing Term Loans and by crediting the remaining proceeds to the Borrower's account with the Lender. The Borrower agrees to indemnify the Lender and hold it harmless from any claims or damages, including, without limitation, reasonable attorneys' fees, arising as a result of the Lender's acting on any request which the Lender believes to have been made by any Person authorized by the Borrower pursuant to a written list provided to the Lender.

        (c) The Borrower shall give the Lender irrevocable notice by telephone or facsimile from an officer of the Borrower (or any Person authorized by the Borrower pursuant to a written list provided to the Lender) of its request that the Lender make a Line of Credit Loan in a specific amount (each a "Line of Credit Borrowing Request") not later than 1:00 p.m. Connecticut time (i) in the case of Base Rate Loans, on the proposed date thereof, and (ii) in the case of LIBOR Rate Loans, three (3) Business Days prior to the proposed date thereof. Each such notice shall, in the case of a LIBOR Rate Loan, specify the duration of the Interest Period therefor. If no election is made in a Line of Credit Borrowing Request as to the Type applicable to any Line of Credit Loan, then the requested Line of Credit Loan shall be a Base Rate Loan. If no election is made in a Line of Credit Borrowing Request as to the Interest Period applicable to any requested LIBOR Rate Loan, then the Interest Period applicable to such requested LIBOR Rate Loan shall (subject to the provisions contained in the definition of "Interest Period" in Section 1.1) be one month in duration. Subject to the fulfillment of the applicable conditions set forth in Article 3, the Lender will make the Line of Credit Loan available to the Borrower on the date requested by Borrower for such Line of Credit Loan by crediting such proceeds to the Borrower's account with the Lender. The Borrower agrees to indemnify the Lender and hold it harmless from any claims or damages, including, without limitation, reasonable attorneys' fees, arising as a result of the Lender's acting on any request which the Lender believes to have been made by any Person authorized by the Borrower pursuant to a written list provided to the Lender.

        (d) The Borrower may (x) on any Business Day, convert any outstanding Base Rate Loan to a LIBOR Rate Loan in the same aggregate principal amount, (y) on the last Business Day of the then current Interest Period applicable thereto, continue any LIBOR Rate Loan as a LIBOR Rate Loan and (z) convert a LIBOR Rate Loan to a Base Rate Loan on the last Business Day of the then current Interest Period applicable to such LIBOR Rate Loan; provided, that a Base Rate Loan may not be converted to a LIBOR Rate Loan and a LIBOR Rate Loan may not be continued as such if any Default or Event of Default has occurred and is continuing. If the Borrower desires to convert a Base Rate Loan or a LIBOR Rate Loan or continue a LIBOR Rate Loan pursuant to this Section 2.6(d), it shall give the Lender not less than three (3) Business Days' prior written notice, specifying the date of such conversion or continuation, the amount to be converted or continued and if conversion is from a Base Rate Loan to a LIBOR Rate Loan or a LIBOR Rate Loan is to be continued, the duration of the Interest Period therefor. If, not less than three (3) Business Days prior to the end of the Interest Period then in effect for any LIBOR Rate Loan, the Borrower shall not have delivered to the Lender (i) a notice requesting conversion of a LIBOR Rate Loan to a Base Rate Loan in accordance with this Section 2.6(d), (ii) a notice requesting that such Loan be continued as a Loan of the same Type having an Interest Period of the same or a different duration than the Interest Period in effect, in accordance with this Section 2.6(d), or (iii) a notice that such Loan is to be paid at the end of such Interest Period, then, in each such case, the Borrower shall be deemed to have delivered a notice that such Loan is to be converted to a Base Rate Loan pursuant to this Section 2.6(d).

    Section 2.7 Excess Advances. If at any time the aggregate outstanding principal amount of the Revolving Loans plus the Available Amount plus any unpaid Reimbursement Obligations exceeds the Borrowing Base, the Borrower shall immediately prepay the Revolving Loans in the amount of such excess, together with accrued interest to the date of prepayment on the amount prepaid and, with respect to any portion of such prepayment that bears interest with reference to LIBOR, any Make-Whole Premium.

    B.  CERTAIN GENERAL PROVISIONS

    Section 2.8 Taxes.

        (a) All payments by the Borrower under the Loan Documents to or for the account of the Lender shall be made without setoff or counterclaim and free and clear of, and without any deduction or withholding for or on account of, any and all present or future income, stamp or other taxes, levies, imposts, duties, fees, assessments, deductions, withholdings, or other charges of whatever nature, now or hereafter imposed, levied, collected, withheld, or assessed by any jurisdiction, or by any department, agency, state or other political subdivision thereof or therein (collectively, "Taxes"), excluding (i) a Tax on the Income imposed on the Lender, and (ii) any interest, fees, additions to tax or penalties for late payment thereof (each such non-excluded Tax, an "Indemnified Tax"). For purposes hereof, "Tax on the Income" shall mean, as to any Person, a Tax imposed by one of the following jurisdictions or by any political subdivision or taxing authority thereof: (i) the United States, (ii) the jurisdiction in which such Person is organized, or (iii) the jurisdiction in which such Person's principal office is located, which Tax is an income tax or franchise tax imposed on all or part of the net income or net profits of such Person or which Tax represents interest, fees, or penalties for late payment of such an income tax or franchise tax. If any such obligation is imposed upon the Borrower with respect to any amount payable by it hereunder or under any of the other Loan Documents, the Borrower will pay to each Lender on the date on which such amount is due and payable hereunder or under such other Loan Document, such additional amount in Dollars as shall be necessary to enable the Lender to receive the same net amount which the Lender would have received on such due date had no such obligation been imposed upon the Borrower. The Borrower will deliver promptly to the Lender certificates or other valid vouchers for all taxes or other charges deducted from or paid with respect to payments made by the Borrower hereunder or under such other Loan Document.

        (b) If the Borrower, the Lender or any other Person is required by any law, rule, regulation, order, directive, treaty or guideline to make any deduction or withholding (which deduction or withholding would constitute an Indemnified Tax) from any amount required to be paid by the Borrower to or on behalf of the Lender under any Loan Document, (i) the Borrower shall pay such Indemnified Tax before the date on which penalties attach thereto, such payment to be made for its own account (if the liability to pay is imposed on the Borrower) or on behalf of and in the name of the Lender (if the liability is imposed on the Lender), and (ii) the sum payable to the Lender shall be increased as may be necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section 2.8) the Lender receives an amount equal to the sum it would have received had no such deductions or withholdings been made.

        (c) The Borrower agrees to pay any current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, or any amendment, supplement or modification of, or any waiver or consent under or in respect of the Loan Documents or otherwise with respect to, the Loan Documents (collectively, the "Other Taxes").

        (d) Within thirty (30) days after the request therefor by the Lender in connection with any payment of Indemnified Taxes or Other Taxes, the Borrower will furnish to the Lender the original or certified copy of an official receipt from the jurisdiction to which payment is made evidencing payment thereof or, if unavailable, a certificate from its chief financial officer or president that states that such payment has been made and that sets forth the date and amount of such payment.

        (e) Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its applicable lending office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in its reasonable judgment, be otherwise disadvantageous to the Lender.

        (f) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 2.8 shall survive the payment in full of Obligations and the termination of the Revolving Loan Commitment and the Line of Credit Commitment.

        (g) If requested by the Borrower, the Lender shall use its best efforts to provide the Borrower with such Internal Revenue Service forms as are reasonably necessary for the Borrower to fulfill its obligations hereunder, but the failure of the Lender to provide such forms shall not in any way relieve or postpone the Borrower's obligations hereunder.

    Section 2.9 Computations. All computations of interest on the Loans and of fees or other charges shall be based on a 360-day year and paid for the actual number of days elapsed.

    Section 2.10 Additional Payments. If any present or future applicable law, statute, rule or regulation thereunder or any interpretation thereof by any competent court or by any Governmental Authority charged with the administration or the interpretation thereof, or any request, directive, instruction or notice at any time or from time to time hereafter made upon or otherwise issued to the Lender by any central bank or other fiscal, monetary or other authority (whether or not having the force of law), shall:

        (a) subject the Lender to any tax, levy, impost, duty, charge, fee, deduction or withholding of any nature with respect to this Agreement, the other Loan Documents, any Letters of Credit, the Revolving Loan Commitment, the Line of Credit Commitment or the Loans (other than taxes based upon or measured by the income or profits of the Lender and imposed by the jurisdiction in which its principal office is located), or

        (b) materially change the basis of taxation (except for changes in taxes on income or profits imposed by the jurisdiction in which the Lender's principal office is located) of payments to the Lender of the principal of or the interest on any Loans or any other amounts payable to the Lender under this Agreement or any of the other Loan Documents, or

        (c) impose or increase or render applicable (other than to the extent specifically provided for elsewhere in this Agreement) any special deposit, reserve, assessment, liquidity, capital adequacy or other similar requirements (whether or not having the force of law) against assets held by, or deposits in or for the account of, or loans by, or letters of credit issued by, or commitments of an office of the Lender, or

        (d) impose on the Lender any other conditions or requirements with respect to this Agreement, the other Loan Documents, the Loans, any Letters of Credit, the Revolving Loan Commitment, the Line of Credit Commitment or any class of loans, letters of credit or commitments of which any of the Loans, any Letters of Credit, the Revolving Loan Commitment or the Line of Credit Commitment forms a part, and the result of any of the foregoing is

            (i) to increase the cost to the Lender of making, funding, issuing, renewing, extending or maintaining the Loans, any Letters of Credit, the Revolving Loan Commitment or the Line of Credit Commitment by an amount the Lender reasonably deems to be material; or

            (ii) to reduce the amount of principal, interest, or other amount payable to the Lender hereunder on account of the Loans, any Letters of Credit, the Revolving Loan Commitment or the Line of Credit Commitment by an amount the Lender reasonably deems to be material; or

            (iii) to require the Lender to make any payment or to forego any interest or fee or other sum payable hereunder, the amount of which payment of foregone interest or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by the Lender from the Borrower hereunder, then, and in each such case, the Borrower will, upon demand made by the Lender at any time and from time to time and as often as the occasion therefor may arise, pay to the Lender such additional amounts as will be sufficient to compensate the Lender for such additional cost, reduction, payment, foregone interest or other sum.

    Section 2.11 Capital Adequacy. If Lender shall have determined that (i) the adoption of or any change in any applicable law, governmental rule, regulation or order regarding capital adequacy of banks or bank holding companies, or (ii) any change in the interpretation or administration thereof by any applicable governmental authority, central bank or comparable agency, or (iii) compliance by Lender with any request or directive regarding capital adequacy, whether or not having the force of law and whether or not failure to comply therewith would be unlawful, so long as the Lender believes in good faith that such has the force of law or that the failure to so comply would be unlawful, has or would have the effect of reducing the rate of return on the Lender's capital as a consequence of the Lender's obligations hereunder to a level below that which the Lender could have achieved but for such adoption, change or compliance, taking into consideration the Lender's policies with respect to capital adequacy immediately before such adoption, change or compliance and assuming that the Lender's capital was fully utilized prior to such adoption, change or compliance, by an amount deemed by the Lender in its reasonable judgment to be material, then, upon demand, the Borrower shall pay immediately to the Lender, from time to time as specified by the Lender, such additional amounts as shall be sufficient to compensate the Lender for such reduced return, together with interest on each such amount from the date of such specification by the Lender until payment in full thereof at the then current rate of interest applicable to Base Rate Loans. In determining such amount, the Lender may use any reasonable averaging and attribution methods.

    Section 2.12 Illegality. Notwithstanding any other provision hereof, if, at any time, it becomes illegal for the Lender to make or maintain any Loan as a LIBOR Rate Loan, the Lender shall give the Borrower written, telephonic or facsimile notice of such condition. Following such notice and until the Lender has given the Borrower written notice of the termination of such condition, (a) no LIBOR Rate Loans shall be available hereunder (and Lender shall be under any obligation to make or continue, or to convert any Loans to, LIBOR Rate Loans),
(b) all Loans which were to be made or continued as, or converted to, LIBOR Rate Loans shall instead be made or continued as, or converted to, Base Rate Loans, and (c) if any Loan is then outstanding as a LIBOR Rate Loan, the Borrower shall, promptly upon request from the Lender, either prepay such LIBOR Rate Loan in full, together with accrued interest on the amount prepaid to the date of prepayment, or, at the Borrower's option, convert such LIBOR Rate Loan to a Base Rate Loan. If any such prepayment or conversion of a LIBOR Rate Loan is made on a day that is not the last day of the Interest Period therefor, the Borrower shall compensate the Lender as provided in Section 2.17 as a result of such prepayment or conversion.

    Section 2.13 Certificate; Protection. A certificate setting forth any amounts payable pursuant to Sections 2.10, 2.11 or 2.17 and a brief explanation of such amounts which are due, submitted by the Lender to the Borrower, shall be conclusive, absent manifest error, that such amounts are due and owing and of the amounts due. The protection of Sections 2.10, 2.11 and 2.17 shall be available to the Lender regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, agreement guideline or other change or condition which shall have been imposed or shall have occurred. The obligations of the Borrower under Sections 2.10, 2.11 and 2.17 shall survive the payment in full of the Obligations and the termination of the Revolving Loan Commitment and the Line of Credit Commitment.

    Section 2.14 Obligations Absolute. The obligations of the Borrower under this Agreement shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement and the other Loan Documents under all circumstances, and irrespective of the following circumstances:

        (a) any lack of validity or enforceability of all or any portion of this Agreement or any other agreement or any instrument relating hereto;

        (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations;

        (c) the existence of any claim, setoff, defense or other right that the Borrower may have; or

        (d) any amendment or waiver of or consent to departure from any of the Loan Documents, or all or any of the Obligations in respect of the Loans or this Agreement.

    C.  MISCELLANEOUS

    Section 2.15 Use of Proceeds. The proceeds of the Term Loan made hereunder shall be used by the Borrower to refinance the Existing Term Loans. The proceeds of the Revolving Loans made hereunder shall be used by the Borrower for itself or for its Subsidiaries to support the Borrower's working capital requirements and trading assets and to purchase equipment. The proceeds of the Line of Credit Loans shall be used by the Borrower to fund the repayment of up to 50% of the Subordinated Notes. The Letters of Credit shall finance the Borrower's purchase of goods in the ordinary course of its business. The Borrower will not, directly or indirectly, use any part of the proceeds of any of the Loans, or any Letter of Credit, for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or to extend credit to any Person for the purpose of purchasing or carrying any such margin stock.

    Section 2.16 Termination. The Revolving Loan Commitment shall be automatically terminated on the Termination Date of the Revolving Loan Commitment. The Line of Credit shall be automatically terminated on the Termination Date of the Line of Credit Commitment.

    Section 2.17 Indemnification. The Borrower agrees to indemnify the Lender and to hold the Lender harmless from any loss or expense which the Lender may sustain or incur as a consequence of (a) default by the Borrower in payment when due of the principal amount of, or interest on, any LIBOR Rate Loan, (b) default by the Borrower in making a borrowing of, conversion into or continuation of any LIBOR Rate Loan after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (c) default by the Borrower in making any prepayment of LIBOR Rate Loans, or (d) the making of a payment, prepayment or conversion of LIBOR Rate Loans on a day which is not the last Business Day of an Interest Period with respect thereto, including, without limitation, in each case, any such loss or expense arising from the reemployment or repayment of funds obtained by the Lender or from fees payable to terminate the deposits from which funds were obtained.

    Section 2.18 Termination of Revolving Loans. In the event that the Borrower pays or prepays any Revolving Loan in full on or prior to the Termination Date of the Revolving Loan Commitment and terminates the Revolving Loan Commitment, and if on the date of such payment any Letter of Credit is outstanding, the Borrower shall pay an amount to the Lender equal to the Available Amount under such Letter of Credit on such date as cash collateral for such Letter of Credit. Such amount shall be held by the Lender as provided in Section 2.20(i).

    Section 2.19 Mandatory Prepayment. In the event and on each occasion that the Loan- to-Value Ratio exceeds fifty percent (50%), Borrower shall, not later than the fifteenth (15th) Business Day following each date on which such Loan-to-Value Ratio exceeds fifty percent (50%) (the "15 Day Period"), prepay Loan A and/or Loan B by an amount sufficient to cure such deficiency, unless Borrower, at the sole option of Lender, shall have provided Lender with additional Collateral in form and amount and upon such terms as Lender shall require on or before the expiration of said 15 Day Period.

    D.  LETTERS OF CREDIT

    Section 2.20 Letters of Credit.

        (a) General. Subject to the terms and conditions hereof, the Lender shall issue Letters of Credit for the account of the Borrower; provided, however, that the Lender will not issue any Letters of Credit to the extent that the issuance of such Letters of Credit would then cause the sum of (i) the outstanding Revolving Loans plus (ii) the Letter of Credit Obligations (with the requested Letter of Credit being deemed to be outstanding for purposes of this calculation) to exceed the Borrowing Base in effect prior to the issuance of the requested Letter of Credit or would then cause the Letter of Credit Obligations (with the requested Letter of Credit being deemed to be outstanding for purposes of this calculation) to exceed the L/C Sublimit. Letters of Credit that have not been drawn upon shall not bear interest. Letters of Credit shall only be issued by the Lender for the account of the Borrower to support trading assets and the general working capital needs of the Borrower.

        (b) Request. In order to request the issuance, amendment, renewal or extension of a Letter of Credit, the Borrower shall deliver to the Lender a letter of credit application on the Lender's then customary form (the "Letter of Credit Application"), completed by the Borrower, the terms of which are hereby incorporated by reference; provided, however, that in the event of any conflict or inconsistency between the terms of this Agreement and the terms of the Letter of Credit Applications, the terms of this Agreement shall control.

        (c) Form. Each Letter of Credit shall, among other things, (1) be on the Lender's then customary form, (2) provide for the payment of sight drafts for honor thereunder when presented in accordance with the terms thereof and when accompanied by the documents described therein, and (3) be subject to the Uniform Customs and Practice for Documentary Credits (ICC Publication No. 500) and, to the extent not inconsistent therewith, the laws of the State of Connecticut.

        (d) Expiry Dates. Each Letter of Credit shall have an expiry date of the earlier of (i) the date which is not later than one hundred eighty (180) days after the date of issuance and (ii) the Termination Date of the Revolving Loan Commitment.

        (e) Reimbursement Obligation. In order to induce the Lender to issue, extend or renew the Letters of Credit, the Borrower hereby agrees and promises to reimburse or pay to the Lender, with respect to each Letter of Credit issued, extended or renewed hereunder, on each date that any draft or demand presented or made under such Letter of Credit is honored by the Lender, or on which the Lender otherwise makes a payment with respect thereto, (i) the amount paid by the Lender under or with respect to such Letter of Credit, and (ii) the amount of any taxes, fees, charges or other costs and expenses whatsoever incurred by the Lender in connection with any payment made by the Lender under, or with respect to, such Letter of Credit (collectively, the "Reimbursement Obligations"). Unpaid Reimbursement Obligations shall bear interest at a per annum rate equal to the Default Rate applicable to Base Rate Loans.

        (f) Letter of Credit Fees. In the event that the Lender issues, extends or renews any Letter of Credit for the account of the Borrower (whether collectively or individually), the Borrower shall pay to the Lender on the date of such issuance, extension or renewal, a fee of one eighth percent (0.125%) per annum. In addition, the Borrower shall remit to the Lender a fee equal to the applicable LIBOR Rate Margin, as in effect from time to time, times the maximum face amount of each Letter of Credit, which fee shall be payable monthly in arrears on each day that interest on Base Rate Loans is payable hereunder. The Borrower shall also pay the Lender's usual and customary administration and negotiation fees with respect to each Letter of Credit. The fees specified in this Section 2.20(f) shall be referred to herein as "Letter of Credit Fees".

        (g) Obligations Unconditional.  The obligations of the Borrower under
Section 2.20(e) and Section 2.20(f) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with this Agreement, under any and all circumstances and irrespective of and Lender shall be liable or responsible for: (1) any lack of validity or enforceability of any Letter of Credit or any other Loan Document, or any term or provision therein; (2) any amendment or waiver of or any consent to departure from all or any of the provisions of any Letter of Credit or any other Loan Document; (3) the existence of any dispute, claim, setoff, defense or other right that the Borrower, any other party guaranteeing, or otherwise obligated with, the Borrower, any Subsidiary or other Affiliate thereof or any other Person may at any time have against the beneficiary under any Letter of Credit, against the Lender or against any other Person whatsoever, whether in connection with this Agreement, any other Loan Document or any other related or unrelated agreement or transaction; (4) any draft or other document presented under a Letter of Credit or any endorsement thereon proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (5) payment by the Lender under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit; (6) any error, omission, interruption or delay in any transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit; and (7) any other act or omission to act or delay of any kind of the Lender or any other Person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this subsection, constitute a legal or equitable discharge of the Borrower's obligations hereunder.

    The Borrower agrees that any action taken or omitted by the Lender under or in connection with any Letter of Credit and the related drafts and documents, if done in good faith, shall be binding upon the Borrower and shall not result in any liability on the part of the Lender to the Borrower. It is understood that the Lender may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary and, in making any payment under any Letter of Credit (i) the Lender's exclusive reliance on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, including reliance on the amount of any draft presented under such Letter of Credit, whether or not the amount due the beneficiary thereunder equals the amount of such draft and whether or not any document presented pursuant to such Letter of Credit proves to be insufficient in any respect, if such document on its face appears to be in order, and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever and (ii) any noncompliance in any immaterial respect of the documents presented under such Letter of Credit with the terms thereof shall, in each case, be deemed not to constitute willful misconduct, gross negligence or bad faith of or by the Lender.

        (h) Reliance by the Lender. The Lender shall be entitled to rely and shall be fully protected in relying upon (without responsibility for further investigation), any Letter of Credit, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document reasonably believed by it to be genuine and correct and to have been signed, sent or made by the proper person or persons and upon advice and statements of legal counsel, independent accountants and other experts selected by the Lender.

        (i) Cash Collateralization. If any Event of Default shall occur and be continuing, the Borrower shall, on the Business Day it receives notice from the Lender thereof and of the amount to be deposited (or automatically on the occurrence of any Event of Default specified in Section 9.1(f)), deposit in an account with the Lender an amount in cash equal to the Available Amount as of such date. Such deposit, and any amount deposited pursuant to Section 2.18, shall be held by the Lender as collateral for the payment and performance of all Reimbursement Obligations then arising or which in the future arise for any and all outstanding Letters of Credit. The Lender shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Such deposits shall not bear interest. Moneys in such account shall be applied by the Lender to any Reimbursement Obligations for which the Lender has not otherwise been reimbursed, or, at the Lender's sole discretion, if the maturity of the Loans has been accelerated and there are no Letter of Credit Obligations, to satisfy any other Obligations. If the Borrower is required to provide an amount of cash collateral under this subsection as a result of the occurrence of an Event of Default, such amount shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.


                                   ARTICLE 3


                              CONDITIONS PRECEDENT


    Section 3.1 Conditions Precedent to Effectiveness. The effectiveness of this Agreement and the obligations of the Lender to make the Loans and of the Lender to issue any Letter of Credit shall be subject to the prior satisfaction of each of the following conditions:

        (a) Lender shall have received each of the following, in form and substance satisfactory to Lender and its counsel:

            (i) This Agreement and the Notes duly executed and delivered by the Borrower;

            (ii) The Note Pledge Agreement duly executed and delivered by the Borrower together with the original promissory notes being pledged by the Borrower to the Lender pursuant to said Note Pledge Agreement;

            (iii) Financing statements and such other documents as the Lender may deem reasonably necessary or proper to perfect the Security Interests in the Collateral;

            (iv) The Guaranty duly executed and delivered by each of the Guarantors;

            (v) The Guarantor Security Agreement duly executed and delivered by each of the Secured Guarantors, together with financing statements and other documents as the Lender may deem reasonably necessary or proper to perfect the security interests granted thereby in the collateral covered thereby;

            (vi) The Landlord Waiver Agreement with respect to the Norwalk Property duly executed and delivered by the landlord of such Property the receipt of which the Lender hereby acknowledges.

            (vii) Copies of all corporate action taken by the Borrower and each Guarantor, including resolutions of their Board of Directors, authorizing the execution, delivery, and performance of the Loan Documents to which each is a party and each other document to be delivered pursuant to this Agreement, certified as of the date of this Agreement by the Secretary of the Borrower or such Guarantor, as the case may be;

            (viii) A certificate, dated as of the date of this Agreement, of the Secretary of the Borrower and of the Secretary of each Guarantor certifying the names and true signatures of the officers of the Borrower or such Guarantor authorized to sign the Loan Documents to which the Borrower or such Guarantor is a party and the other documents to be delivered by the Borrower or such Guarantor under this Agreement;

            (ix) A favorable opinion of independent counsel for the Borrower and the Guarantors, satisfactory to Lender, dated the date of this Agreement;

            (x) A letter duly executed by an actuary or the Borrower's pension administrator stating the annual valuation of each Plan, the status of the Borrower's and each ERISA Affiliate's compliance with ERISA, and the status of the Borrower's and each ERISA Affiliate's funding of each Plan.

            (xi) Certificates of insurance evidencing compliance with the insurance requirements of this Agreement;

            (xii) The certificate of incorporation and bylaws certified by the Secretary of the Borrower and each Guarantor;

            (xiii) A Certificate of Good Standing issued by the Secretary of the State of its jurisdiction of organization evidencing that the Borrower and each Guarantor is a domestic corporation in good standing in such jurisdiction;

            (xiv) The following due diligence documents: (a) receipt and satisfactory review of the Subordinated Notes, the Subordinated Senior Convertible Notes and the Subordinated Debentures, (b) receipt and satisfactory review of a Certificate of Compliance and a Current Borrowing Base Certificate;
(c) receipt and satisfactory review of Borrower's updated five (5) year financial performance projections; (d) receipt and satisfactory review of Borrower's and each Secured Guarantor's most recent month-end accounts receivable aging and inventory list; (e) receipt and satisfactory review of Borrower's current lease portfolio analysis; and (f) receipt and satisfactory review of Borrower's and each Secured Guarantor's equipment regarding type, location, function and useful life.

            (xv) The remainder of the Commitment Fees ($32,875.00) in immediately available funds;

            (xvi) Evidence satisfactory to the Lender that all obligations of the Borrower owing to The Bank of New York under the Existing Loans have been repaid in full and that all liens and mortgages in favor of The Bank of New York relating to such Existing Loans have been terminated or released;

            (xvii) A consent letter from General Electric Capital Corporation pursuant to which GECC consents to the guaranty by Trans-Lux Four Corners Corporation and Trans-Lux Laramie Corporation of the obligations of the Borrower to the Lender which consent letter shall be in form and content satisfactory to the Lender; and

            (xviii) Evidence satisfactory to the Lender that the Iowa Department of Economic Development has terminated and released all liens on the assets of Trans-Lux West Corporation and Trans-Lux Midwest Corporation except for liens on equipment financed with the financial assistance provided to Trans-Lux Midwest Corporation by the Iowa Department of Economic Development.

            (xix) All other documents, instruments and agreements that the Lender shall reasonably require in connection with this Agreement.

        (b) Since the date of the Borrower's application for the Facilities, (i) there shall have occurred no material depreciation in the value of the Collateral, (ii) there shall have occurred no material adverse change in the operation, financial condition or business prospects of the Borrower or any of the Guarantors on a consolidated basis, (iii) no litigation shall have been commenced or threatened which, if successful, would have a Material Adverse Effect or challenges the transactions contemplated by this Agreement, (iv) no Default or Event of Default shall have occurred or be continuing, and (v) no representations made or information supplied to the Lender shall have proven to be false or misleading in any material respect as of the date made.

        (c) All representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all material respects as of the Closing Date.

    Section 3.2 Conditions Precedent to All Revolving Loans. The obligation of the Lender to make each Revolving Loan (including the initial Revolving Loan)
and) to issue, extend or renew any Letter of Credit, shall be subject to the prior satisfaction of each of the following additional conditions:

        (a) On the date of each Revolving Loan or the date on which a Letter of Credit is issued, extended or renewed, the following statements shall be true, and each request by the Borrower for a Revolving Loan and each Letter of Credit Application, shall be deemed to be a representation and warranty by the Borrower that:

            (i) The representations and warranties contained in this Agreement and contained in each of the other Loan Documents shall be true and correct in all material respects on and as of the date of such Revolving Loan or such issuance, extension or renewal as though made on and as of such date (except representations and warranties which specifically state a reference date therein); and

            (ii) No Default or Event of Default shall have occurred and be continuing, or would result from or after giving effect to such Revolving Loan or such issuance, extension or renewal; and

        (b) Each Revolving Loan Borrowing Request shall be accompanied by a Current Borrowing Base Certificate.

        (c) At the time of such Revolving Loan or such issuance, extension or renewal, the sum of (1) the aggregate outstanding principal amount of all Revolving Loans plus (2) the Available Amount plus (3) all unpaid Reimbursement Obligations shall not exceed the Borrowing Base or the Revolving Loan Commitment.

    Section 3.3 Conditions Precedent to All Line of Credit Loans. The obligation of the Lender to make each Line of Credit Loan (including the initial Line of Credit Loan) , shall be subject to the prior satisfaction of each of the following additional conditions:

        (a) On the date of each Line of Credit Loan, the following statements shall be true, and each request by the Borrower for a Line of Credit Loan, shall be deemed to be a representation and warranty by the Borrower that:

            (i) The representations and warranties contained in this Agreement and contained in each of the other Loan Documents shall be true and correct in all material respects on and as of the date of such Line of Credit Loan as though made on and as of such date (except representations and warranties which specifically state a reference date therein); and

            (ii) No Default or Event of Default shall have occurred and be continuing, or would result from or after giving effect to such Line of Credit Loan; and

        (b) At the time of such Line of Credit Loan, the sum of the aggregate outstanding principal amount of all Line of Credit Loans, shall not exceed the Line of Credit Commitment; and

        (c) At the time of such Line of Credit Loan, the Lender shall have received evidence satisfactory to it that: (i) the Borrower has used or will use the proceeds of such Line of Credit Loan to purchase or redeem principal under the Subordinated Notes; and (ii) at the time such Line of Credit Loan is extended, the Borrower has used its own cash (or has set up cash reserves satisfactory to the Lender) to purchase or redeem principal under the Subordinated Notes in an amount equal to or greater than the amount of the Line of Credit Loan.

                                   ARTICLE 4


                         REPRESENTATIONS AND WARRANTIES


    To induce the Lender to enter into this Agreement, the Borrower represents and warrants to the Lender that:

    Section 4.1 Incorporation, Good Standing, and Due Qualification. Each of the Borrower and each Guarantor: (a) is a corporation duly organized, validly existing, and in good standing under the jurisdiction of its organization; (b) has all power and authority necessary to own its properties and to carry on the business in which it is now engaged or proposed to be engaged; and (c) is duly qualified and in good standing as a foreign corporation under the laws of each other jurisdiction in which such qualification is required except where the failure to so qualify shall not have a Material Adverse Effect.

    Section 4.2 Corporate Power and Authority. The execution and delivery by the Borrower and each Guarantor of the Loan Documents and the performance by the Borrower and each Guarantor of the Loan Documents, and the borrowings and other extensions of credit hereunder, are within the powers of the Borrower and each Guarantor and have been duly authorized by all necessary corporate and, if required, shareholder action, and do not and will not (a) violate (i) the certificate of incorporation or other constitutive documents or bylaws of the Borrower or any Guarantor, or (ii) any provision of any law, rule, regulation (including, without limitation, Regulation U of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination, or award presently in effect having applicability to the Borrower or any Guarantor, or (b) be in conflict with, result in a breach of or constitute (along or with notice or lapse of time or both) a default under any indenture or loan or credit agreement or any other agreement, lease, or instrument to which the Borrower or any Guarantor is a party or by which the Borrower or any Guarantor or their properties may be bound or affected, or (c) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by the Borrower or any Guarantor except as contemplated hereunder in favor of the Lender.

    Section 4.3 Legally Enforceable Agreement. This Agreement is, and each of the other Loan Documents when executed and delivered will be, legal, valid, and binding obligations of the Borrower and each Guarantor, enforceable against the Borrower and each Guarantor in accordance with their respective terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, and other similar laws affecting creditors' rights generally.

    Section 4.4 Financial Statements and Condition; Full Disclosure.

        (a) The Borrower has submitted to the Lender various financial statements and information, including, without limitation, its annual audited financial statements for the fiscal year ended December 31, 2003 and its Form 10-Q for the fiscal quarter ended September 30, 2004, and the Borrower represents that all of said financial information is true and correct in all material respects; that such financial information fairly presents the consolidated financial condition and the consolidated results of operations of the Borrower and its

Subsidiaries as of the dates thereof and for the periods indicated therein; that such financial statements disclose all material liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the dates thereof and for the periods indicated therein; that such financial statements have been prepared in accordance with GAAP consistently applied throughout the periods involved; that, as of the date of said financial information submitted, there were no material undisclosed unrealized or anticipated losses from any unfavorable commitments of the Borrower or any of its Subsidiaries; and that, since September 30, 2004 there has been no event which has had a Material Adverse Effect.

        (b) Except as set forth on Schedule 4.4(b) hereof and excluding intercompany debt, each of the Borrower and each Guarantor is, and on the date of each Loan and the date of issuance, extension or renewal of each Letter of Credit will be, Solvent.

        (c) Except as set forth in Schedule 4.4(c), upon consummation of the transactions contemplated under the Loan Documents, the Borrower and the Guarantors will not have any outstanding Indebtedness other than the Debt under this Agreement and trade debt incurred in the ordinary course of business.

        (d) Neither this Agreement nor any written information, exhibit, report, document, or certificate furnished to Lender by or on behalf of the Borrower in connection with or pursuant to this Agreement contained or contains any material misstatement of fact or omitted or omits to state a material fact or any fact necessary to make the statements contained herein or therein not misleading. There is no fact known to the Borrower that materially adversely affects or that, insofar as the Borrower can now reasonably foresee, may materially adversely affect, the condition, financial or otherwise, operations, properties, or prospects of the Borrower or any Guarantor, except possible worldwide events such as war or acts of terrorists, or the ability of the Borrower or any Guarantor to carry out its obligations under any of the Loan Documents to which it is or will be a party.

    Section 4.5 Other Agreements; No Default. Neither the Borrower nor any Guarantor has any material contracts, agreements, leases or commitments which have not been previously disclosed to the Lender. Neither the Borrower nor any Guarantor is in default in any respect in the performance, observance, or fulfillment of any of the obligations, covenants, or conditions contained in any contract, agreement, lease or instrument to which the Borrower or any Guarantor is a party to the extent that such default would have a Material Adverse Effect. Each of the Borrower and each Guarantor enjoys peaceful and undisturbed possession under all leases to which it is a party. Without limiting the generality of the forgoing, the Borrower represents and warrants to the Lender that it is not in default of any of its obligations under any lease pertaining to the Norwalk Property (the "Norwalk Property Lease"); and that it has not received any notice of default from the landlord or any other Person with respect to the Norwalk Property Lease.

    Section 4.6 Litigation. Except as set forth in Schedule 4.6, there is no pending or, to the Borrower's knowledge, threatened action, suit or proceeding before any court, Governmental Authority, board of arbitration, or arbitrator against the Borrower or any Guarantor or for or on behalf of the Borrower or any Guarantor or in which the Borrower or any Guarantor or any of their properties or assets is or may otherwise become involved which may, in any one case or in the aggregate have a Material Adverse Effect nor, to the Borrower's knowledge, is there any basis therefor. Except as set forth in Schedule 4.6, neither the Borrower nor any Guarantor has received any summons, citation, directive, letter, or other communication from any Governmental Authority concerning any intentional or unintentional violation or alleged violation of any Environmental Laws.

    Section 4.7 No Defaults on Outstanding Judgments or Orders. Neither the Borrower nor any Guarantor is in default with respect to any judgment, writ, injunction, decree, rule, or regulation of any Governmental Authority which may, in any one case or in the aggregate, have a Material Adverse Effect.

    Section 4.8 Ownership and Liens. Except as set forth on Schedule 4.8, the Borrower and the Guarantors have good and marketable title to all of their assets, and none of such assets is subject to any security interest or Lien except in favor of Lender.

    Section 4.9 Subsidiaries. The Borrower has no Subsidiaries other than as set forth in Schedule 4.9. None of the Borrower's non-domestic Subsidiaries (excluding those set forth in Schedule 4.9) has a net worth of greater than $10,000.00.

    Section 4.10 Operation of Business. Each of the Borrower and each Guarantor possesses all licenses, permits, franchises, patents, copyrights, trademarks, and trade names, or rights thereto, to conduct its business substantially as now conducted and as presently proposed to be conducted, and neither the Borrower nor any Guarantor is in violation of any rights of others with respect to any of the foregoing except where the failure to possess such licenses or any such violation would not cause a Material Adverse Effect. No claims have been received by the Borrower's or any Guarantor's officers or directors to the effect that (i) any product, process, method, substance, part or other material presently contemplated to be sold by or employed by it in connection with such business may infringe any Patent, Trademark, service mark, trade name, Copyright, License or other right owned by any other Person, (ii) there is pending or threatened any claim or litigation against or affecting it contesting its right to sell or use any such product, process, method, substance, part or other material where such claim or litigation, if decided adversely to the Borrower or any Guarantor, would have a Material Adverse Effect, or (iii) there has been any infringement or violation of any Patent, Trademark, service mark, trade name, Copyright, License or other right owned by the Borrower or any Guarantor which if continuing, would have a Material Adverse Effect.

    Section 4.11 Taxes. The Borrower and the Guarantors have filed all tax returns (federal, state, and local) required to be filed and have paid all taxes, assessments, and governmental charges and levies thereon which are due, including interest and penalties, except where the failure to file such returns would not have a Material Adverse Effect.

    Section 4.12 Indebtedness. Set forth in Schedule 4.4(c) hereto is a complete and correct list of all Indebtedness of the Borrower and the Guarantors. The maximum principal or face amounts of the obligations set forth, which are outstanding and which can be outstanding, are correctly stated, and all Liens of any nature given or agreed to be given as security therefor are correctly described or indicated in such Schedule.

    Section 4.13 Capital Stock. All of the outstanding shares of stock of the Borrower and each Guarantor have been duly authorized and are validly issued, fully paid, and non-assessable, are not subject to any right or claim of rescission against the Borrower or any Guarantor, and have been offered, sold and issued by the Borrower and the Guarantors in compliance with or exempt from all applicable federal and state securities laws and, in the case of the Guarantors, are owned as more particularly set forth in Schedule 4.13, in each case free and clear of all liens, pledges, charges or other encumbrances except in favor of the Lender.

    Section 4.14 Margin Securities. None of the proceeds of any Loans and none of the Letters of Credit will be used, directly or indirectly, for the purpose of purchasing or carrying any margin security, as that term is defined in Regulations U of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry any margin security, or for any other purpose which might cause any of the Loans or any of the Letters of Credit to be considered a "purpose credit" within the meaning of Regulation T, U, or X of the Federal Reserve Board. Less than twenty-five percent (25%) of the Borrower's or any Guarantor's assets and none of the Collateral or any collateral covered by the Guarantor Security Agreement constitute margin securities. The Borrower will neither take, nor permit any Guarantor or any agent acting on its behalf to take, any action which might cause any transaction or obligation or right created by this Agreement, or any document or instrument delivered pursuant hereto, to violate any regulation of the Federal Reserve Board.

    Section 4.15 Fiscal Year. The fiscal year of the Borrower for financial accounting purposes ends on December 31 of each calendar year.

    Section 4.16 No Broker's Fees. The Borrower is not obligated to pay any brokerage commissions, finder's fees, appraisal fees, or investment banking fees in connection with the transactions contemplated by this Agreement.

    Section 4.17 Governmental Consents and Regulatory Approvals. The Borrower and the Guarantors have obtained all consents, licenses, and other approvals from all governmental authorities required in connection with the execution, delivery, and performance by the Borrower and the Guarantors of the Loan Documents and the consummation of the transactions contemplated thereby.

    Section 4.18 Eligible Accounts Receivable. Each Account that the Borrower and the Secured Guarantors represent or warrant to be an Eligible Account Receivable in each Borrowing Base Certificate or other certification delivered by the Borrower and the Secured Guarantors pursuant to this Agreement will be, as of the date so certified, an Eligible Account Receivable unless the Lender shall in its good faith credit judgment determine such Account to not be an Eligible Account Receivable.

    Section 4.19 Eligible Inventory. All finished goods and raw materials Inventory that the Borrower and the Secured Guarantors represent or warrant to be Eligible Inventory in each Borrowing Base Certificate or other certification delivered by the Borrower and the Secured Guarantors pursuant to this Agreement will be, as of the date so certified, Eligible Inventory unless the Lender shall in its good faith credit judgment determine such Inventory not to be Eligible Inventory.

    Section 4.20 Environmental Compliance.  Except as set forth in Schedule
4.20:

        (a) the Norwalk Property and, to the knowledge of the Borrower, each other Property and the current and anticipated use thereof materially comply with all Environmental Laws and all other laws, ordinances or regulations pertaining to the use and operation of such premises;

        (b) to the best of the Borrower's knowledge, no Release of any Contaminants has occurred or is now occurring upon any Property; and

        (c) neither the Borrower nor the Norwalk Property has been, is now or is threatened to be the subject of any Enforcement Action and the Borrower has no knowledge of any actual or threatened Enforcement Action with respect to any other Property.

        Borrower is complying in all material respects with the recommendations set forth in the Environmental Report set forth on Schedule 4.20.

     Section 4.21 Compliance with Laws. Neither the Borrower nor any Guarantor is in violation of any laws, ordinances, rules or regulations applicable to it, of any federal, state or municipal governmental authorities, instrumentalities or agencies including, without limitation, ERISA, the United States Occupational Safety and Health Act of 1970, as amended, and all Environmental Laws, as such may be amended, where such violation would have a Material Adverse Effect.

    Section 4.22 Events of Default. No Default or Event of Default has occurred and is continuing.

    Section 4.23 Union Contracts. Neither the Borrower nor any Guarantor is a party to any collective bargaining or union agreement, except as set forth on the attached Schedule 4.23. The union Contracts set forth on Schedule 4.23 are in full force and effect and are not currently subject to renegotiations. Each of the Borrower and each Guarantor is in material compliance with the terms and conditions of all such union Contracts and neither the Borrower nor any Guarantor knows of any threatened work stoppage by any union members.

    Section 4.24 ERISA. Each of the Borrower and the ERISA Affiliates is in compliance in all material respects with all applicable provisions of ERISA. Neither a Reportable Event nor a Prohibited Transaction has occurred and is continuing with respect to any Plan; no notice of intent to terminate a Plan has been filed, nor has any Plan been terminated; no circumstances exist which constitute grounds under Section 4042 of ERISA entitling the PBGC to institute proceedings to terminate, or appoint a trustee to administrate, a Plan, nor has the PBGC instituted any such proceedings; neither Borrower nor any ERISA Affiliate has completely or partially withdrawn under Sections 4201 or 4204 of ERISA from a Multiemployer Plan, except as set forth on Schedule 4.24; the Borrower and each ERISA Affiliate have met their minimum funding requirements under ERISA with respect to all Plans and the present fair market value of all Plan assets exceeds the present value of all vested benefits under each Plan, as determined on the most recent valuation date of such Plan and in accordance with the provisions of ERISA and the regulations thereunder for calculating the potential liability of the Borrower or any ERISA Affiliate to the PBGC or such Plan under Title IV of ERISA; and neither the Borrower nor any ERISA Affiliate has incurred any liability to the PBGC under ERISA.

    Section 4.25 Offices. The chief executive office, principal place of business and state of incorporation of the Borrower and each Secured Guarantor, the organizational number of the Borrower and each Secured Guarantor, the other business locations of the Borrower and each Secured Guarantor, and the office where Borrower's and each Secured Guarantor's records concerning the Collateral are kept are set forth on Schedule 4.25.


                                   ARTICLE 5


                             AFFIRMATIVE COVENANTS


    The Borrower covenants and agrees that until the Commitments are irrevocably terminated and payment is made in full of the Loans and all other Obligations and all of its other obligations hereunder are fully performed, the Borrower shall, and shall cause each of the Guarantors to:

    Section 5.1 Maintenance of Existence. Preserve and maintain its existence in its current form of organization and good standing in the jurisdiction of its organization, and qualify and remain qualified as a foreign corporation in each jurisdiction in which such qualification is required except where the failure to so qualify shall not have a Material Adverse Effect and except that a Subsidiary may merge or consolidate with any other Subsidiary or with its parent company provided the surviving entity of such merger or consolidation is obligated as a Borrower or Guarantor under this Agreement and the other Loan Documents, as applicable.

    Section 5.2 Maintenance of Records. Keep proper and adequate records and books of account, in which proper and adequate and complete entries will be made in accordance with GAAP consistently applied.

    Section 5.3 Maintenance of Properties. Maintain, keep, and preserve all of its properties necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted, except where the failure to so keep and preserve shall not have a Material Adverse Effect.

    Section 5.4 Conduct of Business. Continue to engage in a business of the same general type as conducted and proposed to be conducted by it on the date of this Agreement.

    Section 5.5 Maintenance of Insurance.

        (a) Keep its properties, including without limitation its Inventory, and the Norwalk Property insured against fire, theft and other hazards (so-called "All Risk" coverage) in amounts and with companies satisfactory to the Lender to the same extent in covering such risks as is customary in the same or a similar business, but in no event in an amount less than the lesser of (i) the total indebtedness hereunder or (ii) the amount necessary to avoid any co- insurance penalty, each policy for which shall name Lender as loss payees as its interests may appear, (b) maintain public liability coverage against claims for personal injuries, death or property damage in an amount deemed reasonable by Lender, which policy shall name Lender as an additional insured, and (c) maintain all worker's compensation, employment or similar insurance as may be required by applicable law. Such insurance coverage shall provide for a minimum of thirty
(30) days' written cancellation notice to the Lender. The Borrower agrees to deliver certificates of insurance to the Lender. In the event of any loss or damage to the Collateral, the Borrower shall give prompt written notice to the Lender and to its insurers of such loss or damage and shall properly file its proofs of loss with said insurers.

    Section 5.6 Compliance With Laws. Comply in all material respects with all applicable laws, rules, regulations, and orders of Governmental Authorities, such compliance to include, without limitation: (a) paying before the same become delinquent all taxes, assessments, and governmental charges imposed upon it or upon its property, provided that the Borrower may contest any such compliance in good faith upon making adequate reserves in accordance with GAAP for the consequences of any noncompliance; and (b) any required remediation with respect to the Norwalk Property.

    Section 5.7 Right of Inspection. At any reasonable time and from time to time, permit the Lender or any agent or representative of the Lender to examine and make copies of and abstracts from the records, including without limitation computer records, and books of account of, and visit the properties of, the Borrower and each Guarantor and to discuss the affairs, finances, and accounts of the Borrower and each Guarantor with any of its or their officers and directors and its or their independent accountants (who, by this reference, are authorized by the Borrower to discuss such authorized matters with the Lender or any agent or representative of the Lender).

    Section 5.8 Reporting Requirements.  Furnish or cause to be furnished to the
Lender:

        (a) As soon as available and in any event within ninety-five (95) days after the end of each fiscal year or (if earlier) when filed with the SEC, consolidated financial statements of the Borrower and its consolidated Subsidiaries including a balance sheet and statements of income, operations, retained earnings and cash flows with accompanying footnotes of the Borrower and its consolidated Subsidiaries for such fiscal year, setting forth in each case in comparative form the figures as of the end of and for the previous fiscal year, all in reasonable detail and accompanied by an unqualified audited report thereon by an independent certified public accountant of national standing reasonably acceptable to the Lender, which shall state that such financial statements present fairly the consolidated financial condition as at the end of such fiscal year, and the consolidated results of operations and changes in financial position for such fiscal year, of the Borrower and its consolidated Subsidiaries in accordance with GAAP.

        (b) Within fifty (50) days after the end of each fiscal quarter or (if earlier) when filed with the SEC, consolidated financial statements of the Borrower and its consolidated Subsidiaries including a balance sheet and statements of income and cash flows, prepared and certified as being true, complete and correct by the chief financial officer of the Borrower.

        (c) Within fifty (50) days after the end of each fiscal quarter and within ninety-five (95) days after the end of each fiscal year, a Certificate of Compliance.

        (d) Promptly upon receipt thereof, and in any event simultaneously with the delivery of the financial statements required by Section 5.8(a), copies of any reports and management letters submitted to the Borrower by independent certified public accountants in connection with the examination of financial statements.

        (e) Within (i) five (5) days subsequent to filing with the Internal Revenue Service, copies of the first four pages of the federal income tax returns of the Borrower and, upon request by the Lender, the entire federal income tax returns of the Borrower, and (ii) five (5) days subsequent to filing with the SEC, copies of all Forms 8-K, 10-K and 10-Q filed with the SEC.

        (f) Promptly after the commencement or threat thereof, notice of all actions, suits, and proceedings before any Governmental Authority affecting the Borrower or any Guarantor, which, if determined adversely to the Borrower or such Guarantor, could have a Material Adverse Effect, and such additional information regarding such actions, suits, and proceedings as the Lender may request from time to time.

        (g) Immediately upon the occurrence of each Default or Event of Default, a written notice to the Lender signed by the president or chief financial officer of the Borrower setting forth the details of such Default or Event of Default and the action which is being taken or proposed to be taken by the Borrower with respect thereto.

        (h) Upon request of the Lender, copies of all reports (including annual reports) and notices which the Borrower or any ERISA Affiliate files with or receives from the PBGC or the U.S. Department of Labor under ERISA; and as soon as possible but not later than ten (10) days after the Borrower or any ERISA Affiliate knows or has reason to know that any Reportable Event or Prohibited Transaction has occurred with respect to any Plan or that the PBGC or the Borrower or any ERISA Affiliate has instituted or will institute proceedings under Title IV of ERISA to terminate any Plan, a certificate of the chief financial officer of the Borrower setting forth details as to such Reportable Event or Prohibited Transaction or Plan termination and the action the Borrower or an ERISA Affiliate, as the case may be, proposes to take with respect thereto.

        (i) Promptly upon the occurrence of any material adverse change in the condition (financial or otherwise), operations, properties or business of the Borrower or any Secured Guarantor, a written notice to the Lender signed by the president or chief financial officer of the Borrower setting forth the details thereof.

        (j) Such other available information respecting the condition or operations, financial or otherwise, of the Borrower or any Guarantor as the Lender may from time to time reasonably request.

Except as otherwise provided in this Section 5.8, the reports described above shall be in form and detail as shall be satisfactory to the Lender and shall be certified by the Borrower's chief financial officer as being true, complete and correct in all material respects.

    Section 5.9 Collateral. (a) Preserve the Collateral in good condition and order and not permit it to be abused or misused, (b) not allow any of the Collateral to be affixed to real estate unless such real estate is subject to a Lien in favor of the Lender, (c) upon request of Lender, prepare to deliver all proceeds of the Collateral to the Lender immediately upon receipt in the identical form received without commingling with other property, (d) if an Event of Default has occurred and is continuing, if required by the Lender, notify Account Debtors and obligors that their accounts, instruments, documents, contracts and all of the Borrower's rights to receive payments have been assigned to the Lender, and are to be paid directly to the Lender, (e) take reasonable and necessary steps to preserve the liability of Account Debtors, obligors, and secondary parties whose liabilities are part of the Collateral, (f) take any action required by the Lender with reference to the federal Assignment of Claims Act of 1940, (g) upon the occurrence and continuance of an Event of Default, immediately upon request by the Lender: (A) transfer possession or permit the Lender to take possession of all Collateral; and (B) assign and/or allow the Lender to immediately take possession of all instruments and documents which are part of the Collateral, or as to those hereafter acquired, immediately following acquisition, and (i) notify the Lender of any change of location or material adverse change in the condition of any of the Collateral, or of any material adverse change in any fact or circumstance warranted or represented by the Borrower herein or furnished to the Lender.

    Section 5.10 Defend Collateral. Defend the Collateral against all claims and demands of all persons at any time claiming the same or any interest therein and, in the event Lender's security interests in the Collateral, or any part thereof, is reasonably likely to be impaired by an adverse decision, allow the Lender to contest or defend any such claim or demand in the Borrower's name and pay, upon demand, the Lender's reasonable costs, charges and expenses, including, without limitation reasonable attorneys' fees in connection therewith.

    Section 5.11 Operating Accounts. Maintain at all times all of its primary operating and depository accounts with the Lender which operating accounts shall collectively have an average monthly compensating balance of not less than $750,000 at all times.

    Section 5.12 Permitted Acquisitions.

        (a) Subject to the provisions of this Section 5.12, the Borrower and any of the Guarantors may from time to time during the term of this Agreement, effect Permitted Acquisitions, so long as (in each case except to the extent the Lender otherwise specifically agrees in writing in the case of a specific Permitted Acquisition): (i) no Default or Event of Default shall be in existence at the time of the consummation of the proposed Permitted Acquisition or immediately after giving effect thereto; (ii) the Borrower shall have given the Lender at least ten (10) Business Days' prior written notice of any Permitted Acquisition and in the case of any Permitted Acquisition involving the creation of an Affiliate or Subsidiary, the Borrower shall have obtained the written consent of Lender thereto; (iii) all representations and warranties contained herein and in the other Loan Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Permitted Acquisition (both before and after giving effect thereto), unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date; and (iv) the aggregate consideration paid in any fiscal year of the Borrower, in connection with all Permitted Acquisitions, shall not exceed $1,500,000.

        (b) The Borrower shall cause each Subsidiary which is formed to effect, or is acquired pursuant to, a Permitted Acquisition to comply with, and to execute and deliver, all of the documentation required by the Lender.

        (c) The consummation of each Permitted Acquisition shall be deemed to be a representation and warranty by the Borrower that the certifications by the Borrower (or by one or more of its officers) pursuant to Section 5.12(a) are true and correct and that all conditions thereto have been satisfied and that same is permitted in accordance with the terms of this Agreement, which representation and warranty shall be deemed to be a representation and warranty for all purposes hereunder.

        (d) Any Subsidiary which is party to a Permitted Acquisition or created or acquired as a result of a Permitted Acquisition shall promptly become a Guarantor hereunder and execute such documents and agreements as the Lender shall deem necessary in its reasonable discretion.

    Section 5.13 Notice of Certain Events. Give prompt written notice to the Lender of:

        (a) any material dispute that arises between the Borrower or any Guarantor and any Governmental Authority or law enforcement agency;

        (b) any labor controversy resulting or likely to result in a strike or work stoppage against the Borrower or any Guarantor;

        (c) any proposal by any public authority to acquire assets or business of the Borrower or any Guarantor;

        (d) the location of any Collateral other than at the Borrower's or any Secured Guarantor's places of business disclosed in this Agreement other than
(i) Collateral in transit in the ordinary course of the Borrower's or any Guarantor's businesses and (ii) Collateral having a value of less than $250,000; provided, however, that, notwithstanding the forgoing, if any Collateral which constitutes Inventory is not located at the Borrower's or any Secured Guarantor's places of business disclosed in this Agreement, such Inventory shall not be Eligible Inventory for purposes of the Borrowing Base;

        (e) any proposed or actual change of the name, identity, jurisdiction of incorporation or organization, or corporate structure of the Borrower or any Guarantor;

        (f) any other matter which has resulted or is reasonably likely to result in a Material Adverse Effect;

        (g) any notice of default received from any landlord where the Borrower or any Secured Guarantor locates Collateral or any collateral covered by the Guarantor Security Agreement; and

        (h) any information received by the Borrower with respect to the Collateral, and any information received by the Borrower or any Secured Guarantor with respect to the collateral covered by the Guarantor Security Agreement, that may materially adversely affect the aggregate value thereof or the rights and remedies of the Lender with respect thereto.

    Section 5.14 Audit by Lender. At reasonable intervals permit the Lender to audit the Borrower's and each Guarantor's Books and Records at such times during the Borrower's or such Guarantor's usual business hours on reasonable notice and in such manner and detail as any of the Lender deems, in its reasonable discretion, is necessary. Without limiting the generality of the foregoing, the Lender shall be allowed to verify the Accounts and Inventory and confirm with Account Debtors the validity and amount of Accounts.

    Section 5.15 Payment of Principal Interest and Fees. Pay, when due, the payments of principal, interest and other charges hereunder and under the Notes in accordance with Sections 2.1, 2.2, 2.3, 2.4 and 2.5.

    Section 5.16 Transaction Expenses. Upon demand, pay all out-of-pocket Transaction Expenses to the Lender.

    Section 5.17 Additional Guarantors. With regard to any existing Subsidiary which is not currently a Guarantor (each an "Excluded Subsidiary"), in the event any such Excluded Subsidiary has assets in excess of $25,000, such Excluded Subsidiary shall become a Guarantor hereunder and shall execute and/or deliver to the Lender the following: (a) a guaranty agreement in substantially the form of the Guaranty; (b) a Secretary's Certificate together with authorizing resolutions which shall be in form and content satisfactory to the Lender; (c) if requested by the Lender, a security agreement in substantially the form of the Guarantor Security Agreement; and (d) such other documents as the Lender may reasonably require.


                                   ARTICLE 6


                               NEGATIVE COVENANTS


    The Borrower covenants and agrees that, until the Commitments are irrevocably terminated and payment is made in full of the Loans and all other Obligations and all its other obligations hereunder are fully performed, without the consent of Lender, the Borrower shall not, and shall not permit any of the Guarantors to:

     Section 6.1 Liens. Create, incur, assume, or suffer to exist any Lien upon or with respect to any of its properties, now owned or hereafter acquired, except:

        (a) Liens in favor of the Lender;

        (b) Liens for taxes or assessments or other government charges or levies not yet due and payable or, if due and payable, Liens for taxes being contested in good faith by appropriate proceedings and for which appropriate reserves in accordance with GAAP are maintained;

        (c) Liens imposed by law, such as mechanics, landlords', warehousemen's, and carriers' Liens, and other similar Liens, securing obligations incurred in the ordinary course of business which do not exceed in the aggregate $250,000.00 and which are not past due for more than thirty (30) days, unless such Liens are being contested in good faith by appropriate proceedings and appropriate reserves have been established therefor in accordance with GAAP;

        (d) Liens or security interests upon or in Equipment acquired by the Borrower or the Guarantors with respect to the purchase, construction or lease of movie theatres, in the ordinary course of business, to secure the price of such Equipment or to secure Indebtedness or Capital Lease Obligations permitted under Section 6.4, incurred solely for the purpose of financing such Equipment; provided, that (i) such Equipment is not a component, part or accessory installed on, or an accession, addition or attachment to, any other Equipment or other property of the Borrower or any Guarantor (except other Equipment on which a security interest exists under this clause) and (ii) the Borrower maintains compliance with the financial covenants set forth in Article 7;

        (e) Liens set forth on the attached Schedule 6.1(e);

        (f) Liens securing Debt permitted under Section 6.2(d); and

        (g) Personal property leases entered into in the ordinary course of business and precautionary UCC liens filed in connection therewith for notification purposes only.

     Section 6.2 Debt. Create, incur, assume, or suffer to exist any recourse or nonrecourse Indebtedness, except:

        (a) The Debt;

        (b) Indebtedness (if any) described in Schedule 4.4(c), with renewals, extensions, or refinancings thereof;

        (c) Accounts payable to trade creditors for goods or services and current operating liabilities (other than for borrowed money), in each case incurred in the ordinary course of business and paid within the required time, unless contested by the Borrower in good faith and by appropriate proceedings;

        (d) Capital Lease Obligations permitted under Section 6.4; and

        (e) Indebtedness owed other than to the Lender, the sole purpose of which shall be to finance the purchase, construction or lease of movie theatres.

    Section 6.3 Mergers, Etc. Merge or consolidate with, or sell, assign, lease, or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to any Person, or, except for the Permitted Acquisitions, acquire all or substantially all of the assets or the business of any Person, except that a Subsidiary may merge or consolidate with any other Subsidiary or with its parent company provided the surviving entity of such merger or consolidation is obligated as a Guarantor under this Agreement and the other Loan Documents, as applicable.

    Section 6.4 Leases. Create, incur, assume, or suffer to exist any obligation as lessee for the rental or hire of any real or personal property, except (a) leases existing on the date of this

Agreement as set forth in Schedule 6.4 and any extensions or renewals thereof,
(b) Capital Leases in an aggregate amount not to exceed $1,000,000 at any time, and (c) operating leases in the ordinary course of business.

    Section 6.5 Sale and Leaseback. Sell, transfer, or otherwise dispose of any real or personal property to any Person and thereafter directly or indirectly lease back the same or similar property.

    Section 6.6 Sale of Assets. Sell, lease, assign, transfer, or otherwise dispose of any of its now owned or hereafter acquired assets except: (a) for Inventory disposed of in the ordinary course of business; (b) the sale or other disposition of assets no longer used or useful in the conduct of its business; and (c) any transaction listed in Schedule 6.6 or disclosed to the Lender in writing prior to the Closing Date.

    Section 6.7 Contingent Liabilities. Except as set forth on Schedule 6.7, assume, guarantee, endorse or otherwise become liable upon the obligations of any Person, firm or corporation, or enter into any purchase or option agreement or other arrangement having substantially the same effect as such a guarantee, except by the endorsement of negotiable instruments for deposit or collection, obligations of Subsidiaries under leases and mortgages, or similar transactions in the ordinary course of business.

    Section 6.8 Subsidiaries. Except for the Permitted Acquisitions, create, form, organize or otherwise acquire an interest in any Subsidiary or Affiliate.

    Section 6.9 Fiscal Year.  Change its fiscal year.

    Section 6.10 Accounting Methods. Make or consent to a material change (a) in the stock ownership or structure of the Borrower or in the manner in which business of the Borrower is conducted which could in any way adversely affect the repayment of the Obligations or have or result in a Material Adverse Effect, or (b) in its method of accounting unless such change is within the permissible standards of GAAP.

    Section 6.11 Inventory Locations. Move Inventory to or otherwise maintain Inventory at a location with respect to which the Borrower or any Secured Guarantor has not delivered to the Lender (i) a Landlord Waiver Agreement from the lessor thereof, (ii) a subordination, nondisturbance and attornment agreement from each mortgagee thereof and (iii) such other documents or instruments as the Lender shall deem necessary in its sole discretion in order to create or maintain a first priority perfected security interest in such Inventory in favor of the Lender, in each case in form and substance satisfactory to the Lender in its sole discretion.

    Section 6.12 Name Changes. Change its corporate name or conduct its business under any trade name or style other than as set forth in this Agreement.

    Section 6.13 Prohibited Transfers. Transfer, in any manner, either directly or indirectly, any cash, property, or other assets of the Borrower to any parent or any of its Affiliates, Subsidiaries, or related entities, other than sales made in the ordinary course of business and for fair consideration on terms no less favorable than if such sale had been an arms- length transaction between the Borrower and an unaffiliated or unrelated entity. All accounts payable due Affiliates or related entities shall be subordinate to all sums due the Lender and shall be payable in the ordinary course of business in accordance with customary invoice terms, provided that the Lender has not demanded repayment of any of the Obligations or an Event of Default has not occurred and is continuing.

    Section 6.14 Jurisdiction. Change its jurisdiction of organization other than as set forth herein.


                                   ARTICLE 7


                              FINANCIAL COVENANTS


    The Borrower covenants and agrees that until the Revolving Loan Commitment and the Line of Credit Commitment are irrevocably terminated and payment is made in full of the Loans and all other Obligations and all its other obligations hereunder are fully performed, the Borrower shall (as to the Borrower and any of its Subsidiaries) on a consolidated basis in accordance with GAAP:

    Section 7.1 Minimum Fixed Charge Coverage Ratio. Maintain as of the end of each fiscal quarter of the Borrower for the then ended Rolling Period, a ratio of (i) EBITDA for such period minus total Non-Financed Capital Expenditures during such period minus total dividends paid during such period divided by (ii) Current Maturities of Long-Term Debt as of the end of such period plus Interest Expense for such period plus total cash taxes paid for corporate income taxes for such period of not less than 1.10 to 1.00.

    Section 7.2 Minimum Tangible Net Worth. Maintain as of the end of each fiscal quarter of the Borrower, beginning with the fiscal quarter of the Borrower ended December 31, 2004, Tangible Net Worth equal to not less than the sum of (x) $20,500,000; plus (y) at the end of each fiscal year of the Borrower, commencing with the fiscal year ending December 31, 2004, fifty percent (50%) of the Borrower's net income (if positive) for such fiscal year.

    Section 7.3 Maximum Leverage Ratio. Maintain as of the end of each fiscal quarter of the Borrower beginning with the fiscal quarter ended December 31, 2004, and each fiscal quarter end thereafter, a ratio (the "Leverage Ratio") of
(i) total Senior Debt divided by (ii) EBITDA for the then ended Rolling Period of not more than 3.0 to 1.0.

    Section 7.4 Loan-to-Value Ratio. Maintain as of the end of each fiscal quarter of the Borrower beginning with the fiscal quarter ended December 31, 2004 a ratio (the "Loan-to- Value Ratio") of (i) the sum of (A) the aggregate outstanding principal balance of all Line of Credit Loans and Converted Tem Loans then outstanding plus (B) the aggregate outstanding principal balance of the Term Loan then outstanding divided by (ii) the net book value of all Rental Equipment as set forth on the Borrower's most recent financial statements of not more than 50%.

    Section 7.5 Certain Financial Terms. For purposes of this Article 7, the following terms shall have the following meanings:

        (a) "Capital Assets" means fixed assets, both tangible (such as land, buildings, fixtures, machinery and equipment) and intangible (such as patents, copyrights, trademarks, franchises and good will); provided that Capital Assets shall not include any item customarily charged directly to expense or depreciated over a useful life of twelve (12) months or less in accordance with GAAP.

        (b) "Capital Expenditures" means amounts paid or accrued by the Borrower or any of its Subsidiaries in connection with the purchase or lease by the Borrower or any of its Subsidiaries of Capital Assets that would be required to be capitalized and shown on the balance sheet of such Person in accordance with GAAP.

        (c) "Capital Expenditure Financing" means the financing of a Non-Financed Capital Expenditure within 180 days from the date such Non-Financed Capital Expenditure was made.

        (d) "Current Maturities of Long-Term Debt" means, with respect to all Debt which, in accordance with GAAP, may be properly classified as long-term debt, the portion of such Debt which is due within one (1) year from the date of determination thereof.

        (e) "EBITDA" means earnings (or losses) from operations for any period, after all expenses and other proper charges but before payment or provision for any depreciation, amortization, income taxes and increased by interest expense (including non-cash interest expense).

        (f) "Funded Subsidiary Debt" means Indebtedness of a Subsidiary owing to a Person other than the Lender which is formalized by the issuing of bonds or notes.

        (g) "Interest Expense" means, for any period, the interest expense of the Borrower and its Subsidiaries during such period determined on a consolidated basis in accordance with GAAP, and shall in any event include, without limitation, (a) the amortization of debt discounts, (b) the amortization of all fees payable in connection with the incurrence of Indebtedness to the extent included in interest expense, (c) the portion of any capitalized lease obligation allocable to interest expense, (d) all fixed and all calculable dividend payments on preferred stock, and (e) all payments of interest expense in kind.

        (h) "Non-Financed Capital Expenditures" means those Capital Expenditures which were not financed with the proceeds of the Loans or other Indebtedness permitted hereunder; provided, however, that such Non-Financed Capital Expenditures shall not include Non-Financed Capital Expenditures which the Borrower certifies to the Lender will be financed within 180 days from the date such Non-Financed Capital Expenditure was made; and provided, further, however, that in the event the Capital Expenditure Financing does not occur within the time period provided, said Non-Financed Capital Expenditure shall be included in the definition of Non-Financed Capital Expenditures for purposes of the calculation of the Borrower's Minimum Fixed Charge Coverage Ratio set forth in
Section 7.1.

        (i) "Senior Debt" means (i) Indebtedness of the Borrower other than Subordinated Debt, and (ii) any joint venture debt facilities guaranteed by the Borrower; provided, however, that Senior Debt shall not include any Funded Subsidiary Debt unless the

Borrower has guaranteed the obligations arising under or relating to such Funded Subsidiary Debt.

        (j) "Subordinated Debt" means Indebtedness of the Borrower which is subordinated in payment and priority to the Debt upon terms and conditions and pursuant to subordination agreements satisfactory to the Lender in its sole discretion, including, but not limited to, the Subordinated Notes, the Subordinated Senior Convertible Notes and the Subordinated Debentures.

        (k) "Tangible Net Worth" means, as at any date of determination thereof,
(a) the amount at which common stockholders' equity and preferred stock would be shown on a balance sheet at such date, minus (b) amounts at which goodwill and any other intangibles and amounts owed by Affiliates would be shown on such balance sheet.


                                   ARTICLE 8


                              GRANT OF COLLATERAL


    Section 8.1 Grant of Security Interest.

        (a) Subject to the Permitted Encumbrances, as collateral security for the prompt and complete payment and performance of the Obligations, the Borrower hereby grants to the Lender Security Interests in and Liens upon all of its properties, assets and rights, wherever located, whether real or personal, tangible or intangible, and whether now owned or hereafter acquired, or in which it now has or at any time in the future may acquire any right, title, or interest, including, all of the following property in which it now has or at any time in the future may acquire any right, title or interest: all Accounts, Chattel Paper, Commodity Accounts, Commodity Contracts, Deposit Accounts, Documents, Electronic Chattel Paper, Equipment, Fixtures, General Intangibles, Goods, Health-care Insurance Receivables, Instruments, Intellectual Property, Inventory, Investment Property, Letter-of-Credit Rights, Payment Intangibles, Promissory Notes, Software, Supporting Obligations, Tangible Chattel Paper, Certificated Securities, Financial Assets, Negotiable Instruments, Securities Accounts, Securities, Security Entitlements and Uncertificated Securities; and to the extent not otherwise included, all Proceeds and products of all and any of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing (all of the foregoing, together with any other collateral pledged to the Lender pursuant to any other Financing Agreement, collectively, the "Collateral").

        (b) The Borrower and Lender agree that this Agreement creates, and is intended to create, valid and continuing Liens upon the Collateral in favor of Lender. The Borrower represents, warrants and promises to Lender that: (i) the Borrower is the sole owner of each item of the Collateral upon which it purports to grant a Lien pursuant to the Loan Documents, and has good and marketable title thereto free and clear of any and all Liens or claims of others, other than Permitted Encumbrances or Liens being released on the Closing Date; (ii) the Security Interests granted pursuant to this Agreement constitute valid perfected Security Interests in all of the Collateral in favor of the Lender as security for the prompt and complete payment and performance of the Obligations, enforceable in accordance with the terms hereof against any and all creditors of and purchasers from the Borrower, and such Security Interests are prior to all other Liens on the Collateral in existence on the date hereof except for Permitted Encumbrances and those being released on the Closing Date which have priority by operation of law; and (iii) no effective security agreement, financing statement, equivalent security or Lien instrument or continuation statement covering all or any part of the Collateral is or will be on file or of record in any public office, except those relating to Permitted Encumbrances. The Borrower promises to defend the right, title and interest of the Lender in and to the Collateral against the claims and demands of all Persons whomsoever, and shall take such actions, including (x) the prompt delivery of all original Instruments, Chattel Paper and certificated Stock owned by the Borrower to Lender, (y) notification of Lender's interest in Collateral at Lender's request, and (z) the institution of litigation against third parties as shall be prudent in order to protect and preserve the Borrower's and Lender's respective and several interests in the Collateral. The Borrower shall mark its Books and Records pertaining to the Collateral to evidence the Loan Documents and the Liens granted under the Loan Documents.

    Section 8.2 Lender's Rights

        (a) Lender may, (i) at any time in the Lender's own name or in the name of the Borrower, communicate with Account Debtors, parties to Contracts, and obligors in respect of Instruments, Chattel Paper or other Collateral to verify to the Lender's satisfaction, the existence, amount and terms of any such Accounts, Contracts, Instruments or Chattel Paper or other Collateral, and (ii) after an Event of Default which is continuing, at any time and without prior notice to the Borrower, notify Account Debtors, parties to Contracts, and obligors in respect of Chattel Paper, Instruments, or other Collateral that the Collateral has been assigned to the Lender and that payments shall be made directly to the Lender. Upon the request of the Lender, the Borrower shall so notify such Account Debtors, parties to Contracts, and obligors in respect of Instruments, Chattel Paper or other Collateral. The Borrower hereby constitutes the Lender or Lender's designee as the Borrower's attorney with power to endorse the Borrower's name upon any notes, acceptance drafts, money orders or other evidences of payment or Collateral.

        (b) It is expressly agreed by the Borrower that, notwithstanding anything herein to the contrary, the Borrower shall remain liable under each Contract, Instrument and License to observe and perform all the conditions and obligations to be observed and performed by it thereunder, and Lender shall have no obligation or liability whatsoever to any Person under any Contract, Instrument or License (between the Borrower and any Person other than the Lender) by reason of or arising out of the execution, delivery or performance of this Agreement, and the Lender shall not be required or obligated in any manner
(i) to perform or fulfill any of the obligations of the Borrower, (ii) to make any payment or inquiry, or (iii) to take any action of any kind to collect or enforce any performance or the payment of any amounts which may have been assigned to them or to which they may be entitled at any time or times under or pursuant to any Contract, Instrument or License.

        (c) The Borrower shall, with respect to each owned, leased, or controlled property or facility, during normal business hours and upon reasonable advance notice (unless a Default shall have occurred and be continuing, in which event no notice shall be required and the Lender shall have access at any and all times): (i) provide access to such facility or property to the Lender and any of their officers, employees and agents, as frequently as the Lender determine to be appropriate; (ii) permit the Lender and any of its officers, employees and agents to inspect, audit and make extracts from all of the Borrower's Books and Records; and (iii) permit the Lender to inspect, review, evaluate and make physical verifications and appraisals of the Collateral in any manner and through any medium that the Lender considers advisable, and the Borrower agrees to render to the Lender, at the Borrower's cost and expense, such clerical and other assistance as may be reasonably requested with regard thereto. The Borrower shall make available to the Lender and its counsel, as quickly as practicable under the circumstances, originals or copies of all the Borrower's Books and Records and any other instruments and documents which the Lender may request. The Borrower shall deliver any document or instrument reasonably necessary for the Lender, as they may from time to time reasonably request, to obtain records from any service bureau or other Person which maintains records for the Borrower.

    Section 8.3 Lender's Appointment as Attorney-in-fact. On the Closing Date the Borrower shall execute and deliver a Power of Attorney in the form attached as Exhibit H. The power of attorney granted pursuant to the Power of Attorney and all powers granted under any Loan Documents are powers coupled with an interest and shall be irrevocable until all Obligations have been paid and satisfied in full. The powers conferred on the Lender under the Power of Attorney are solely to protect the Lender's interests in the Collateral and shall not impose any duty upon it to exercise any such powers. The Lender agrees and promises that (a) it shall not exercise any power or authority granted under the Power of Attorney unless an Event of Default has occurred and is continuing, (b) the Lender shall only exercise the powers granted under the Power of Attorney in respect of Collateral, provided, except as otherwise required by applicable law, the Lender shall not have any duty as to any Collateral, and the Lender shall be accountable only for amounts that it actually receives as a result of the exercise of such powers. NONE OF LENDER OR ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES SHALL BE RESPONSIBLE TO THE BORROWER FOR ANY ACT OR FAILURE TO ACT PURSUANT TO THE POWERS GRANTED UNDER THE POWER OF ATTORNEY OR OTHERWISE, EXCEPT FOR ITS OWN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, NOR FOR ANY PUNITIVE, EXEMPLARY, INDIRECT OR CONSEQUENTIAL DAMAGES. The Borrower also hereby authorizes the Lender to file any financing or continuation statement without the signature of the Borrower to the extent permitted by applicable law.

    Section 8.4 Other Collateral Rights and Obligations of Borrower.

        (a) Authorization to File Financing Statements. Borrower hereby irrevocably authorizes the Lender at any time and from time to time to file in any filing office in any Uniform Commercial Code jurisdiction any initial financing statements and amendments thereto that (a) indicate the Collateral (i) as all assets of the Borrower or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of
Article 9 of the Code, or (ii) as being of an equal or lesser scope or with greater detail, and (b) provide any other information required by part 5 of
Article 9 of the Code, for the sufficiency or filing office acceptance of any financing statement or amendment, including (i) whether the Borrower is an organization, the type of organization and any organizational identification number issued to the Borrower and, (ii) in the case of a financing statement filed as a fixture filing, a sufficient description of real property to which the Collateral relates. Borrower agrees to furnish any such information to the Lender promptly upon the Lender's request. The Borrower also ratifies its authorization for the Lender to have filed in any Code jurisdiction any like initial financing statements or amendments thereto if filed prior to the date hereof.

        (b) Other Actions. To further the attachment, perfection and first priority of, and the ability of the Lender to enforce, the Lender's security interest in the Collateral, and without limitation on the Borrower's other obligations in this Agreement, the Borrower agrees, in each case at the Borrower's expense, to take the following actions with respect to the following
Collateral:

            (i) Promissory Notes and Tangible Chattel Paper. If the Borrower shall at any time hold or acquire any promissory notes or tangible chattel paper, the Borrower shall immediately notify the Lender that it holds such promissory notes or tangible chattel paper and shall, at the request of the Lender, forthwith endorse, assign and deliver the same to the Lender, accompanied by such instruments of transfer or assignment duly executed in blank as the Lender may from time to time specify.

            (ii) Deposit Accounts. For each deposit account that the Borrower at any time opens or maintains, in the event that the Lender deems itself insecure in its sole discretion, the Borrower shall, at the Lender's request, pursuant to an agreement in form and substance satisfactory to the Lender, either (a) cause the depositary bank to comply at any time with instructions from the Lender to such depositary bank directing the disposition of funds from time to time credited to such deposit account, without further consent of the Borrower, or (b) if the depository bank is unwilling to execute such an agreement within ten days after being requested to do so, arrange for the Lender to become the customer of the depositary bank with respect to the deposit account, with the Borrower being permitted, only with the consent of the Lender, to exercise rights to withdraw funds from such deposit account. The Lender agrees with the Borrower that the Lender shall not give any such instructions or withhold any withdrawal rights from the Borrower, unless a Default has occurred and is continuing, or would occur, if effect were given to any withdrawal not otherwise permitted by the Loan Documents. The provisions of this paragraph shall not apply to (i) any deposit account for which the Borrower, the depositary bank and the Lender have entered into a cash collateral agreement specially negotiated among the Borrower, the depositary bank and the Lender for the specific purpose set forth therein, (ii) a deposit account for which the Lender is the depositary bank and is in automatic control, and (iii) deposit accounts specially and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of the Borrower's employees.

            (iii) Investment Property. If the Borrower shall at any time hold or acquire any certificated securities, in the event that the Lender deems itself insecure in its sole discretion, the Borrower shall forthwith endorse, assign and deliver the same to the Lender, accompanied by such instruments of transfer or assignment duly executed in blank as the Lender may from time to time specify. If any securities now or hereafter acquired by the Borrower are uncertificated and are issued to the Borrower or its nominee directly by the issuer thereof, the Borrower shall immediately notify the Lender thereof and, at the Lender's request, pursuant to an agreement in form and substance satisfactory to the Lender, either (a) cause the issuer to agree to comply with instructions from the Lender as to such securities, without further consent of the Borrower or such nominee, or (b) if the issuer is unwilling to execute such an agreement within ten days after being requested to do so, arrange for the Lender to become the registered owner of the securities. If any securities, whether certificated or uncertificated, or other investment property now or hereafter acquired by the Borrower are held by the Borrower or its nominee through a securities intermediary or commodity intermediary, the Borrower shall immediately notify the Lender thereof and, at the Lender's request, pursuant to an agreement in form and substance satisfactory to the Lender, either (i) cause such securities intermediary or (as the case may be) commodity intermediary to agree to comply with entitlement orders or other instructions from the Lender to such securities intermediary as to such securities or other investment property, or (as the case may be) to apply any value distributed on account of any commodity contract as directed by the Lender to such commodity intermediary, in each case without further consent of the Borrower or such nominee, or (ii) if such securities intermediary is unwilling to execute such an agreement, in the case of financial assets or other investment property held through a securities intermediary, arrange for the Lender to become the entitlement holder with respect to such investment property, with the Borrower being permitted, only with the consent of the Lender, to exercise rights to withdraw or otherwise deal with such investment property. The Lender agrees with the Borrower that the Lender shall not give any such entitlement orders or instructions or directions to any such issuer, securities intermediary or commodity intermediary, and shall not withhold its consent to the exercise of any withdrawal or dealing rights by the Borrower, unless a Default has occurred and is continuing, or, after giving effect to any such investment and withdrawal rights not otherwise permitted by the Loan Documents, would occur. The provisions of this paragraph shall not apply to any financial assets credited to a securities account for which the Lender is the securities intermediary.

            (iv) Collateral in the Possession of a Bailee. If any Collateral is at any time in the possession of a bailee, the Borrower shall promptly notify the Lender thereof and, at the Lender's request and option, shall promptly obtain an acknowledgement from the bailee, in form and substance satisfactory to the Lender, that the bailee holds such Collateral for the benefit of the Lender, and that such bailee agrees to comply, without further consent of the Borrower with instructions from the Lender as to such Collateral. The Lender agrees with the Borrower that the Lender shall not give any such instructions unless a Default has occurred and is continuing or would occur after taking into account any action by the Borrower with respect to the bailee.

            (v) Electronic Chattel Paper and Transferable Records. If Borrower at any time holds or acquires an interest in any electronic chattel paper or any "transferable record," as that term is defined in Section 201 of the federal Electronic Signatures in Global and National Commerce Act, or in S16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction, the Borrower shall promptly notify the Lender thereof and, at the request and option of the Lender, shall take such action as the Lender may reasonably request to vest in the Lender control, under S9-105 of the Code, of such electronic chattel paper or control under Section 201 of the federal Electronic Signatures in Global and National Commerce Act or, as the case may be, S16 of the Uniform Electronic Transactions Act, as so in effect in such jurisdiction, of such transferable record. The Lender agrees with the Borrower that the Lender will arrange, pursuant to procedures satisfactory to the Lender and so long as such procedures will not result in the Lender's loss of control, for the Borrower to make alterations to the electronic chattel paper or transferable record permitted under S9-105 of the Code or, as the case may be,
Section 201 of the federal Electronic Signatures in Global and National Commerce Act or S16 of the Uniform Electronic Transactions Act for a party in control to make without loss of control, unless a Default has occurred and is continuing or would occur after taking into account any action by the Borrower with respect to such electronic chattel paper or transferable record.

            (vi) Letter-of-Credit Rights. If the Borrower is at any time a beneficiary under a letter of credit, the Borrower shall promptly notify the Lender thereof and, at the request and option of the Lender, in the event that the Lender deems itself insecure in its sole discretion, the Borrower shall, pursuant to an agreement in form and substance satisfactory to the Lender, either (i) arrange for the issuer and any confirmer or other nominated person of such letter of credit to consent to an assignment to the Lender of the proceeds of the letter of credit or (ii) arrange for the Lender to become the transferee beneficiary of the letter of credit, with the Lender agreeing, in each case, that the proceeds of the letter to credit are to be held by the Lender as cash collateral for the Obligations. The Lender may, at its sole option, disburse from time to time all or any part of such proceeds so held as cash collateral, upon such terms and conditions as the Lender may reasonably prescribe, directly to the Borrower, or the Lender may apply all or any part of such proceeds to the Obligations in such order or preference as the Lender may determine, in its sole discretion.

            (vii) Commercial Tort Claims. If the Borrower shall at any time hold or acquire a commercial tort claim, the Borrower shall immediately notify the Lender in a writing signed by the Borrower of the particulars thereof and grant to the Lender in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance satisfactory to the Lender.

            (viii) Other Actions as to any and all Collateral. The Borrower further agrees, at the request and option of the Lender, to take any and all other actions the Lender may determine to be necessary or useful for the attachment, perfection and first priority of, and the ability of the Lender to enforce, the Lender's security interest in any and all of the Collateral, including, without limitation, (a) executing, delivering and, where appropriate, filing financing statements and amendments relating thereto under the Code, to the extent, if any, that the Borrower's signature thereon is required therefor,
(b) causing the Lender's name to be noted as secured party on any certificate of title for a titled good if such notation is a condition to attachment, perfection or priority of, or ability of the Lender to enforce, the Lender's security interest in such Collateral, (c) complying with any provision of any statute, regulation or treaty of the United States as to any Collateral if compliance with such provision is a condition to attachment, perfection or priority of, or ability of the Lender to enforce, the Lender's security interest in such Collateral, (d) obtaining governmental and other third party waivers, consents and approvals in form and substance satisfactory to the Lender, including, without limitation, any consent of any licensor, lessor or other person obligated on Collateral, (e) obtaining waivers from mortgagees and landlords in form and substance satisfactory to the Lender and (f) taking all actions under any earlier versions of the Code or under any other law, as reasonably determined by the Lender to be applicable in any relevant Uniform Commercial Code or other jurisdiction, including any foreign jurisdiction.

    Section 8.5 Continuous Security Interest. The Borrower expressly acknowledge that the security interests granted under the Existing Loan Agreement and remade hereunder shall remain as security for payment and performance of the Obligations, whether now existing or which may hereafter be incurred by future advances, or otherwise. The notice of the continuing grant of this security interest therefore shall not be required to be stated on the face of any document representing any such Obligations, nor otherwise identify it as being secured hereby.


                                   ARTICLE 9


                               EVENTS OF DEFAULT


    Section 9.1 Events of Default.

    Each of the following shall be an "Event of Default":

        (a) The Borrower shall fail to pay the principal of, premium, if any, or interest on the Notes, or any amount of any fee, or any other liability or indebtedness owing by the Borrower to the Lender as set forth herein or in the Notes, which in the case of any payment except the principal of any Loan or any Reimbursement Obligation, continues for more than ten (10) days;

        (b) Any representation or warranty made or deemed made by the Borrower or any Guarantor in any of the Loan Documents, or which is contained in any certificate, document, opinion, report, or financial or other statement furnished at any time under or in connection with any Loan Document, shall have been false in any material respect on or as of the date made or deemed made or furnished;

        (c) The Borrower shall fail to comply with any of the covenants contained in Articles 5, 6 and 7 provided, however, the Borrower shall have a ten (10) day grace period to comply with the reporting requirements contained in
Section 5.8;

        (d) The Borrower or any Guarantor shall fail to perform or observe any material term, covenant or agreement contained herein or in any of the other Loan Documents (other than those specified elsewhere in this Section 9.1) which continues for ten (10) days;

        (e) The Borrower or any Guarantor shall (A) fail to pay any indebtedness for borrowed money in excess of $500,000 (other than the Notes), including any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise), (B) fail to perform or observe any term, covenant, or condition on its part to be performed or observed under any agreement or instrument relating to any such indebtedness, when required to be performed or observed (including any applicable grace periods), if the effect of such failure to perform or observe is to accelerate, or to permit the acceleration after the giving of notice or passage of time, or both, of the maturity of such indebtedness, whether or not such failure to perform or observe shall be waived by the holder of such indebtedness; or any such indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof, or (C) be in default under any other indebtedness of the Borrower or such Guarantor to the Lender; or any other event or condition shall occur or exist if the effect of such other event or condition is to accelerate, or to permit the acceleration after the giving of notice or passage of time, or both, of the maturity of such indebtedness, whether or not the occurrence of such other event or condition shall be waived by the holder of such indebtedness, provided, however, that the event described on Schedule 9.1(e) shall not be considered an Event of Default;

        (f) The Borrower or any Guarantor (A) shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as such debts become due; or (B) shall make an assignment for the benefit of creditors, petition or apply to any tribunal for the appointment of a custodian, receiver, or trustee for it or a substantial part of its assets; or (C) shall commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution, or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or (D) shall have any such petition or application filed or any such proceeding commenced against it in which an order for relief is entered or adjudication or appointment is made or which remains undismissed for a period of sixty (60) days or more; or (E) by any act or omission shall indicate its consent to, approval of, or acquiescence in any such petition, application, or proceeding, or order for relief, or the appointment of a custodian, receiver, or trustee for all or any substantial part of its properties; or (F) shall suffer any such custodianship, receivership, or trusteeship to continue undischarged for a period of sixty (60) days or more;

        (g) One or more judgments, decrees, or orders for the payment of money which in the aggregate exceeds $250,000.00 shall be rendered against the Borrower or any Guarantor and such judgments, decrees, or orders shall continue unsatisfied and in effect for a period of sixty (60) consecutive days without being vacated, discharged, satisfied, or stayed or bonded pending appeal;

        (h) Any Security Document shall at any time after its execution and delivery and for any reason other than an act or omission by the Lender cease to create a valid and perfected first priority security interest (or such lesser priority security interest as may be specifically set forth therein) in and to the property purported to be subject to such Security Document or otherwise to be in full force and effect, or any Security Document shall be declared null and void, or the validity or enforceability thereof shall be contested by the Borrower, or the Borrower shall deny it has any further liability or obligation under any Security Document, or the Borrower shall fail to perform any of its obligations under any Security Document subject to any notice and cure provisions contained in any Security Document;

        (i) Any event shall occur or exist with respect to the Borrower which could in the opinion of the Lender subject the Borrower to any tax, penalty, or other liability under or in connection with ERISA in excess of $250,000;

        (j) There shall occur any uninsured damage to or loss, theft, or destruction of any of the Collateral having a value of more than $500,000;

        (k) The Borrower or any Guarantor ceases to conduct its business as currently conducted or is enjoined, restrained or in any way prevented by court order from conducting all or any material part of its business affairs;

        (l) There shall occur a revocation or attempted revocation by any Guarantor of such Guarantor's Guaranty or any Guaranty shall otherwise be terminated or is otherwise not in full force and effect for any reason whatsoever; or

        (m) There shall occur any material adverse change in the condition (financial or otherwise), operations, properties or business of (i) the Borrower or (ii) the Borrower and its Subsidiaries and Affiliates taken as a whole.


     Upon and after the occurrence and during the continuance of an Event of Default, the Lender may (1) declare the Commitments to be terminated, whereupon the same shall forthwith terminate and/or (2) declare all the outstanding indebtedness evidenced by the Notes and all other amounts payable under this Agreement (including, without limitation, any Make-Whole Premium or termination fee that the Borrower would have been obligated to pay had it then elected to prepay the Notes and terminate the Commitments), to be forthwith due and payable, whereupon the Commitments shall be terminated and the Notes, all such interest, and all such other amounts shall become and be forthwith due and payable, without presentment, demand, protest, or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that upon the occurrence of any event described in Section 9.1(f), the Commitments shall terminate and the outstanding Notes, all interest thereon, and all such other amounts payable under this Agreement shall become automatically due and payable, without presentment, demand, protest, or further notice of any kind, all of which are hereby expressly waived by the Borrower.


                                   ARTICLE 10


                               GENERAL PROVISIONS


    Section 10.1 Amendments. Neither this Agreement nor any other Loan Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the Borrower and Lender.

    Section 10.2 Notices. All notices, demands, requests, and other communications given under this Agreement shall only be effective if they are
(i) in writing, (ii) actually received by the addressee, and (iii) sent by hand delivery, by facsimile transmission, by reputable express delivery service, or by first-class mail, postage prepaid:

            (a) If to the Lender, to it at:

                People's Bank
                350 Bedford Street
                Stamford, Connecticut 06901
                Attn: Ms. Lynne Hurley Norris, Vice President
                Telephone No.:  (203) 359-6116
                Telecopier No.: (203) 359-6146

                With a copy to:

                Robinson & Cole LLP
                280 Trumbull Street
                Hartford, Connecticut 06103
                Attn: Michael F. Maglio, Esq.
                Telephone No.:  (860) 275-8274
                Telecopier No.: (860) 275-8299

            (b) If to the Borrower, to it at:

                Trans-Lux Corporation
                110 Richards Avenue
                Norwalk, Connecticut  06854
                Attn: Angela D.Toppi, Executive Vice President
                                      and Chief Financial Officer
                Attn:  Michael R. Mulcahy, President
                Telephone No.:  (203) 853-4321 ext. 315
                Telecopier No.: (203) 866-9496

                With a copy to:

                Weisman Celler Spett & Modlin, P.C.
                445 Park Avenue
                New York, New York  10022
                Attn: Howard S. Modlin, Esq.
                Telephone No.:  (212) 371-5400
                Telecopier No.: (212) 371-5407

or to such other address (and/or facsimile transmission number) as the Borrower or the Lender, as the case may be, shall have specified in a notice sent to the others in accordance with this Section 10.2.

    Section 10.3 No Waiver; Remedies. No failure on the part of the Lender to exercise, and no delay in exercising, any right, power, or remedy under any of the Loan Documents shall operate as a waiver of such right, power, or remedy, nor shall any single or partial exercise of any right, power, or remedy under any of the Loan Documents preclude any other or further exercise thereof or the exercise of any other right, power, or remedy. The remedies provided in the Loan Documents are cumulative and not exclusive of any remedies provided by law.

    Section 10.4 Successors and Assigns.

        (a) This Agreement shall be binding upon and inure to the benefit of the Borrower and the Lender and their respective successors and assigns; provided, however, that the Borrower shall not (by agreement, operation of law, or otherwise) assign any of its rights, or delegate any of its obligations, under any of the Loan Documents to which the Borrower is a party without the prior written consent of the Lender, and any such assignment or delegation made without such consent shall be null and void. Lender may sell participations in, or may, subject to Section 10.4(b), assign, all or any part of any of the Loans and its rights and obligations hereunder to another lender, in which event (a) in the case of an assignment, the assignee shall have, to the extent of such assignment (unless otherwise provided therein), the same rights, benefits and obligations as it would have if it were a Lender hereunder; and (b) in the case of a participation, the participant shall have no rights under the Loan Documents. The agreement executed by Lender in favor of the participant shall not give the participant the right to require Lender to take or omit to take any action hereunder except action directly relating to (i) the extension of a payment date with respect to any portion of the principal of or interest on any amount outstanding hereunder allocated to such participant or any fee payable to such participant, (ii) the reduction of the principal amount outstanding hereunder or
(iii) the reduction of the rate of interest payable on such amount or any amount of fees payable hereunder to a rate or amount below that which such participant is entitled to receive under its agreement with Lender. Lender may furnish any information concerning the Borrower in the possession of Lender from time to time to assignees and participants (including prospective assignees and participants); provided that Lender shall, if requested by the Borrower, require any such prospective assignee or such participant (prospective or otherwise) to agree in writing to maintain the confidentiality of such information, except as required by applicable laws or regulatory or governmental authorities. Lender may at any time pledge all or any portion of its rights under the Loan Documents including any portion of the Notes to any of the twelve (12) Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. Section
341. No such pledge or enforcement thereof shall release Lender from its obligations under any of the Loan Documents.

        (b) Without limiting the generality of the forgoing, Borrower hereby agrees that Lender, in its sole discretion, shall have the unrestricted right at any time and from time to time, and without the consent of or notice to Borrower or any Guarantor, to assign all or a portion of its rights and obligations hereunder to one or more Eligible Transferees, and in the event of any such assignment to an Eligible Transferee, Borrower agrees that it shall execute, or cause to be executed, such documents, including without limitation, amendments to this Agreement and to any other Loan Documents, as Lender shall deem necessary to effect the foregoing. In addition, at the request of Lender and any such Eligible Transferee, Borrower shall issue one or more new Notes, as applicable, to any such Eligible Transferee and, if Lender has retained any of its rights and obligations following such assignment, to Lender, which new Notes shall be issued in replacement of, but not in discharge of, the Obligations evidenced by the Notes held by Lender prior to such assignment which are being replaced and shall reflect the amount of the respective commitments and Loans held by such Eligible Transferee and Lender after giving effect to such assignment. Upon the execution and delivery of appropriate assignment documentation, amendments and any other documentation required by Lender in connection with such assignment, and the payment by the Eligible Transferee of the purchase price agreed to by Lender and such Eligible Transferee, such Eligible Transferee shall be a party to this Agreement and shall have all of the rights and obligations of Lender hereunder (and under any and all other Loan Documents) to the extent that such rights and obligations have been assigned by Lender pursuant to the assignment documentation between Lender and such Eligible Transferee, and Lender shall be released from its obligations hereunder and thereunder to a corresponding extent. Lender may furnish any information concerning Borrower or any Guarantor in its possession from time to time to prospective Eligible Transferees, provided that Lender shall require any such prospective Eligible Transferees to agree in writing to maintain the confidentiality of such information, except as required by applicable laws or governmental authorities.

    Section 10.5 Costs, Expenses, and Taxes; Indemnification.

        (a) The Borrower agrees to pay on demand all reasonable costs and expenses in connection with the preparation, execution, delivery, filing, recording, and administration of any of the Loan Documents, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Lender with respect thereto and with respect to advising the Lender as to their rights and responsibilities under any of the Loan Documents including without limitation, ongoing advice following the effectiveness of this Agreement and all costs and expenses, if any, in connection with the protection, collection and/or other enforcement of this Agreement or any of the other Loan Documents. In addition, the Borrower shall pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing, and recording of any of the Loan Documents and the other documents to be delivered under any of the Loan Documents, and agrees to hold and save the Lender harmless from and against any and all liabilities with respect to or resulting from any delay in paying or failure to pay such taxes and fees.

        (b) To the fullest extent permitted by applicable law, the Borrower shall defend, indemnify and hold harmless the Lender, any other holder of the Notes and each of the present and future shareholders, partners, directors, officers, employees, agents, counsel and successors and assigns of each of them (collectively with the Lender the "Lender Parties") from and against any and all loss, cost, expense, claim, liability (including strict liability) or asserted liability incurred from or out of the Loans, the execution, delivery or performance of this Agreement, or any of the documents or instruments to be executed and delivered hereunder, or otherwise arising out of the debtor/creditor relationship between them, the Lender or the other Lender Parties relating to the Loans, the exercise of any of the Lender's rights under the Loan Documents, any litigation or proceeding instituted or conducted by any Governmental Authority, any act or omission of the Borrower or otherwise, except to the extent (and only to the extent) that the same arises from the gross negligence or willful misconduct of the Lender.

        (c) Without limiting the generality of the preceding subparagraph (b), the Borrower agrees to defend, protect, indemnify and hold harmless the Lender Parties from and against, and to reimburse the Lender Parties on demand with respect to, any and all matters of any and every kind or character, known or unknown, fixed or contingent, asserted against or incurred by Lender Parties at any time and from time to time by reason of or arising out of any violation of any Environmental Laws, the presence, disposal, escape, seepage, leakage, spillage, discharge, emission, release or threatened release of any Contaminant or any action, suit, proceeding or investigation brought or threatened with respect to any Contaminant (including, but not limited to, claims with respect to wrongful death, personal injury or damage to property), in each case, including, without limitation, the reasonable fees and disbursements of counsel and allocated costs of internal counsel incurred in connection with any such investigation, litigation or other proceeding.

        (d) The obligations of the Borrower described in this Section 10.5 shall survive the closing of the transactions described in this Agreement, including the making of any and all Loans and the payment and satisfaction of the Notes.

     Section 10.6 Right of Setoff. The Borrower hereby grants to the Lender a continuing lien, security interest and right of setoff as security for all of its Obligations and other liabilities to the Lender, whether now existing or hereafter arising, upon and against all its deposits, credits, collateral and property, except real property, now or hereafter in the possession, custody, safekeeping or control of the Lender or any entity under the control of the Lender and its successors and assigns or in transit to any of them. The Lender may, at any time after the occurrence of a Default, without demand or notice (any such demand or notice being expressly waived by Borrower), set off the same or any part thereof and apply the same to any Obligation or liability of Borrower to the Lender, even though unmatured, irrespective of whether or not the Lender shall have made any demand under this Agreement or any other Loan Document and regardless of the adequacy of any other collateral securing such Obligations and liabilities. ANY AND ALL RIGHTS TO REQUIRE THE LENDER TO MARSHAL OR OTHERWISE EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES ANY OR ALL OF SUCH OBLIGATIONS AND LIABILITIES PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER ARE HEREBY KNOWINGLY, VOLUNTARILY OR IRREVOCABLY WAIVED. The rights of the Lender under this Section 10.6 are in addition to other rights and remedies (including, without limitation, other rights of setoff) which the Lender may have. The Lender agrees promptly to notify the Borrower after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

    Section 10.7 Cross-Collateralization. All Collateral which the Lender may at any time acquire from the Borrower or Guarantors or from any other source in connection with the Obligations arising under this Agreement and the other Loan Documents shall constitute Collateral for each and every Obligation, without apportionment or designation as to particular Obligations. All Obligations, however and whenever incurred shall be secured by all of the Collateral, however and whenever acquired. The Lender shall have the right in its sole discretion to determine the order in which the Lender's rights in or remedies against any Collateral are to be exercised and which type of Collateral or which portions of Collateral are to be proceeding against and the order of application of proceeds of Collateral as against particular Obligations.

    Section 10.8 Governing Law; Jurisdiction.

        (a) This Agreement, the Notes and the other Loan Documents shall be construed in accordance with and governed by the laws of the State of Connecticut without regard to its conflict of laws rules.

        (b) The Borrower hereby irrevocably submits to the jurisdiction of any Connecticut State or United States Federal court sitting in Connecticut over any action or proceeding arising out of or relating to this Agreement, the Notes or the other Loan Documents, and the Borrower hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such Connecticut State or Federal court. The

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

Borrower irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to the Borrower at its address specified in Section 10.2. The Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. The Borrower further waives any objection to venue in such state and any objection to an action or proceeding in such State on the basis of forum non conveniens. The Borrower further agrees that any action or proceeding brought against the Lender shall be brought only in Connecticut State or United States Federal courts sitting in Connecticut.

        (c) Nothing in this Section 10.8 shall affect the right of the Lender to serve legal process in any other manner permitted by law or affect the right of the Lender to bring any action or proceeding against the Borrower or its property in the courts of any other jurisdiction.

        (d) To the extent that the Borrower has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether from service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, such Person hereby irrevocably waives such immunity in respect of its obligations under this Agreement, the Notes and the other Loan Documents.

        (e) THE BORROWER ACKNOWLEDGES AND AGREES THAT THE TRANSACTIONS ARE COMMERCIAL TRANSACTIONS AND IT HEREBY WAIVES ANY RIGHT TO NOTICE AND HEARING AS MAY BE ALLOWED UNDER CHAPTER 903a OF THE CONNECTICUT GENERAL STATUTES, AS AMENDED, OR AS OTHERWISE ALLOWED BY ANY STATE OF FEDERAL LAW WITH RESPECT TO ANY PREJUDGMENT REMEDY AND PREJUDGMENT REMEDY WITHOUT COURT ORDER, PROVIDED THE COMPLAINT SETS FORTH A COPY OF THE WAIVER AND WAIVES ANY CLAIM IN TORT, CONTRACT OR OTHERWISE AGAINST LENDER'S ATTORNEYS WHICH MAY ARISE OUT OF SUCH ISSUANCE OF A WRIT FOR A PREJUDGMENT REMEDY WITHOUT COURT ORDER. FURTHER, TO THE EXTENT ALLOWED UNDER APPLICABLE LAW, BORROWER HEREBY WAIVES DEMAND, PRESENTMENT FOR PAYMENT, PROTEST, NOTICE OF PROTEST, NOTICE OF DISHONOR, DILIGENCE IN COLLECTION, NOTICE OF NONPAYMENT OF ANY NOTE AND ANY AND ALL NOTICES OF A LIKE NATURE. THE BORROWER ACKNOWLEDGES THAT IT MAKES THIS WAIVER KNOWINGLY, VOLUNTARILY AND WITHOUT DURESS, AND ONLY AFTER EXTENSIVE CONSIDERATION OF THE RAMIFICATIONS OF THIS WAIVER WITH ITS ATTORNEYS.

    Section 10.9 Entire Agreement; Severability of Provisions.

        (a) This Agreement and the other Loan Documents collectively constitute the entire agreement and understanding between the parties hereto relating to the transactions contemplated by this Agreement and supersede any and all contemporaneous and prior agreements, representations, arrangements and understandings (written or oral, express or implied) relating to the subject matter hereof.

        (b) If any term or provision of any of the Loan Documents or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or

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

unenforceable, such term or provision shall be ineffective as to such jurisdiction only to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining terms and provisions thereof or the application of such term or provision to circumstances other than those as to which it is held invalid or unenforceable.

     Section 10.10 Estoppel Certificates. Within fifteen (15) days after the Lender requests the Borrower to do so, the Borrower shall cause its chief financial officer to duly execute and deliver to the Lender a statement certifying (a) that this Agreement, the Notes, and the other Loan Documents to which the Borrower is a party are in full force and effect and have not been modified except as described in said statement, (b) the date to which interest on the Notes has been paid, (c) the unpaid principal balance of the Notes, (d) whether to the Borrower's knowledge a Default or an Event of Default has occurred and is continuing, and if so, describing in reasonable detail each such Default or such Event of Default of which it has knowledge, (e) whether to its knowledge the Borrower has any defense, setoff, or counterclaim to the payment or performance of any of its obligations in accordance with the respective terms of this Agreement, the Notes, and the other Loan Documents, as the case may be, and, if so, describing each defense, setoff, or counterclaim of which it has knowledge in reasonable detail (including where applicable the amount thereof), and (f) as to any other matter reasonably requested by the Lender.

    Section 10.11 Waiver of Jury Trial and Consequential Damages.

        (a) THE BORROWER AND THE LENDER EACH HEREBY EXPRESSLY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO TRIAL BY JURY IN ANY COURT OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (1) ARISING UNDER THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT, OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (2) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT, OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND THE BORROWER AND THE LENDER EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THE LENDER MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION
10.11 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH OF THEM TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY. THE BORROWER AND THE LENDER EACH ACKNOWLEDGES THAT IT MAKES THIS WAIVER KNOWINGLY, VOLUNTARILY AND WITHOUT DURESS, AND ONLY AFTER EXTENSIVE CONSIDERATION OF THE RAMIFICATIONS OF THIS WAIVER WITH ITS ATTORNEYS.

        (b) NONE OF THE LENDER, BORROWER, OR ANY AGENT OR ATTORNEY OF EITHER OF THEM SHALL BE LIABLE TO ANY OF THE OTHERS FOR PUNITIVE OR CONSEQUENTIAL DAMAGES ARISING FROM ANY BREACH OF CONTRACT, TORT, OR OTHER WRONG RELATING TO THE ESTABLISHMENT,

ADMINISTRATION, OR COLLECTION OF THE OBLIGATIONS RELATING IN ANY WAY TO THIS AGREEMENT, THE NOTES, OR ANY OF THE OTHER LOAN DOCUMENTS, OR THE ACTION OR INACTION OF ANY OF SUCH PERSONS UNDER ANY ONE OR MORE HEREOF OR THEREOF.

        (c) IN THE EVENT THE LENDER SEEKS TO TAKE POSSESSION OF ANY OR ALL OF THE COLLATERAL BY COURT PROCESS OR OTHER METHOD AVAILABLE UNDER THE LAW, BORROWER IRREVOCABLY WAIVES ANY BOND AND ANY SURETY OR SECURITY RELATING THERETO REQUIRED BY ANY STATUTE, COURT RULE OR OTHERWISE AS AN INCIDENT TO SUCH POSSESSION, AND WAIVES ANY DEMAND FOR POSSESSION PRIOR TO THE COMMENCEMENT OF ANY SUIT OR ACTION TO RECOVER WITH RESPECT THERETO. BORROWER FURTHER WAIVES THE BENEFIT OF ALL VALUATION, APPRAISEMENT AND EXEMPTION LAWS.

    Section 10.12 Replacement of the Note. Upon receipt by the Borrower of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction, or mutilation of any Note, and (a) in the case of loss, theft, or destruction, of indemnity reasonably satisfactory and furnished without cost to the Borrower (provided, if the holder of such Note is the Lender or a bank, insurance company, or other institutional lender, its own unsecured agreement of indemnity shall be satisfactory), or (b) in the case of mutilation, upon surrender and cancellation thereof, the Borrower will execute and deliver in lieu thereof a replacement Note of like tenor.

    Section 10.13 Survival of Representations and Warranties. All representations, warranties, and covenants made by the Borrower in this Agreement or any of the other Loan Documents or in any certificate or other writing delivered by it or on its behalf thereunder shall be considered to have been relied upon by the Lender and shall survive the delivery of this Agreement and the other Loan Documents. All statements in any such certificate or other writing shall constitute representations and warranties of the Borrower hereunder.

    Section 10.14 Further Assurances. The Borrower from time to time shall execute and deliver to the Lender such additional documents and will provide such additional information as the Lender may reasonably require to carry out the terms of this Agreement and to keep the Lender informed of the status and affairs of the Borrower.

    Section 10.15 Construction. Each covenant contained in this Agreement shall be construed (absent an express contrary provision therein) as being independent of each other covenant contained herein, and compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant.

    Section 10.16 Captions. Article and Section titles in the Loan Documents, and any table of contents, are included for convenience only and do not define, limit, or describe the scope of the provisions thereof.

    Section 10.17 Counterparts. This Agreement may be executed and delivered in any number of counterparts. Each counterpart shall constitute an original, but all counterparts together shall constitute but one and the same agreement.

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


    Section 10.18 Maximum Rate of Interest. All agreements between the Borrower and the Lender are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration or maturity of the indebtedness evidenced hereby or otherwise, shall the amount paid or agreed to be paid to the Lender for the use or the forbearance of the indebtedness under the Loan Documents exceed the maximum permissible under applicable law. As used herein, the term "applicable law" shall mean the law in effect as of the date hereof provided, however that in the event there is a change in the law which results in a higher permissible rate of interest, then this Agreement and the Notes shall be governed by such new law as of its effective date. In this regard, it is expressly agreed that it is the intent of the Borrower and the Lender in the execution, delivery and acceptance of this Agreement and the Notes to contract in strict compliance with the laws of the State of Connecticut from time to time in effect. If, under or from any circumstances whatsoever, fulfillment of any provision hereof or of any of the Loan Documents at the time of performance of such provision shall be due, shall involve transcending the limit of such validity prescribed by applicable law, then the obligation to be fulfilled shall automatically be reduced to the limits of such validity, and if under or from circumstances whatsoever the Lender should ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance evidenced hereby and not to the payment of interest. This provision shall control every other provision of all agreements between the Borrower and the Lender.

    Section 10.19 Domicile of Loans. Lender may transfer and carry its Loans at, to or for the account of any office, subsidiary or affiliate of the Lender. Notwithstanding anything to the contrary contained herein, to the extent that a transfer of Loans pursuant to this Section 10.19 would, at the time of such transfer, result in increased costs under Section 2.10 or 2.11 from those being charged by the Lender prior to such transfer, then the Borrower shall not be obligated to pay such increased costs (although the Borrower shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective transfer).

    Section 10.20 Confidentiality.

        (a) Subject to the provisions of clause (b) of this Section 10.20, Lender agrees that it will use its reasonable efforts not to disclose without the prior consent of the Borrower (other than to its affiliates, employees, auditors, advisors or counsel if the Lender or the Lender's holding or parent company in its sole discretion determines that any such party should have access to such information, provided such Persons shall be directed to keep such information confidential as provided in this Section 10.20) any information with respect to the Borrower or any of its Subsidiaries which is now or in the future furnished by or on behalf of the Borrower or any of its Subsidiaries pursuant to this Agreement or any other Loan Document which information is, at the time of its disclosure, confidential and/or proprietary and clearly identified as such in writing, provided, that the Lender may disclose any such information (i) as has become generally available to the public other than by virtue of a breach of this Section 10.20(a) by the Lender, (ii) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state or Federal regulatory body having or claiming to have jurisdiction over the Lender or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or its successors, (iii) as may be required or appropriate in respect of any summons or subpoena or in connection with any litigation, (iv) in order to comply with any law, order, regulation or ruling applicable to the Lender, (v) to any direct or indirect contractual counterparty in any swap, hedge or similar agreement (or to any such contractual counterparty's professional advisor), so long as such contractual counterparty (or such professional advisor) agrees to be bound by the provisions of this Section 10.20 and (vi) to any prospective or actual transferee or participant in connection with any contemplated transfer or participation of any of the Notes or Commitments or any interest therein by the Lender, provided that such prospective transferee agrees to be bound by the confidentiality provisions contained in this Section 10.20.

        (b) The Borrower hereby acknowledges and agrees that the Lender may share with any of its affiliates, and such affiliates may share with the Lender, any information related to the Borrower or the Guarantors (including, without limitation, any non-public customer information regarding the creditworthiness of the Borrower and the Guarantors), provided, such Persons shall be subject to the provisions of this Section 10.20 to the same extent as the Lender.

    Section 10.21 Amendment and Restatement. This Agreement amends, restates and supercedes in its entirety the Existing LSA and said Existing LSA shall be of no further force and effect.


                           [SIGNATURE PAGE TO FOLLOW]


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

    IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the date first above written.

WITNESSES:                             BORROWER:

                                       TRANS-LUX CORPORATION
/s/ Gerald Gordon
______________________________
                                       By: /s/ Angela D. Toppi
                                           ---------------------------------
                                           Angela D. Toppi
/s/ Eileen Baldwin                   Its:  Executive Vice President
______________________________



                                       LENDER:


                                       PEOPLE'S BANK
/s/ Gerald Gordon
______________________________
                                       By: /s/ Lynne Hurley Norris
                                           ---------------------------------
                                           Lynne Hurley Norris
/s/ Eileen Baldwin                         Its Vice President
______________________________